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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Marathon Oil Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting
of Stockholders and Proxy Statement

2006

Wednesday, April 26, 2006
10:00 A.M. Central Time

Conference Center Auditorium
Marathon Oil Tower
5555 San Felipe Road
Houston, Texas 77056

Please vote promptly either by:
► telephone,
► the Internet, or
► marking, signing and returning your proxy or voting instruction card.

Marathon Oil Corporation	Clarence P. Cazalot, Jr.
5555 San Felipe Road	President and Chief Executive Officer
Houston, TX 77056

March , 2006

Dear Marathon Stockholder,

On behalf of your board of directors and management, you are cordially invited to attend our 2006 annual meeting of stockholders to be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas, on Wednesday, April 26, 2006 at 10:00 a.m. Central Time.

If your shares are held of record with National City Bank, our transfer agent and registrar, we have enclosed a proxy card for your use. You may vote these shares by completing and returning the proxy card, or alternatively, calling a toll-free telephone number or using the Internet as described on the proxy card. If your shares are held by a broker or other nominee (i.e., in “street name”), enclosed is a voting instruction card, which you should use to vote those shares. You also have the option of voting by mail, or through the use of the telephone or Internet.

You will find information regarding the matters to be voted on at the meeting in the enclosed proxy statement. Our 2005 Annual Report to stockholders is also enclosed with these materials.

Your vote is important. We hope you will vote either by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card as soon as possible, whether or not you plan to attend the meeting.

Sincerely,

Notice of Annual Meeting of Stockholders	4
Proxy Statement	5
Questions and Answers	5
The Board of Directors and Governance Matters	7
Compensation of Directors	14
Proposals of the Board
Proposal No. 1
Election of Directors	16
Nominees for Director	17
Continuing Directors	18
Proposal No. 2
Ratification of Independent Auditors for 2006	20
Proposal No. 3
Amend the Restated Certificate of Incorporation to Declassify the Board of Directors	21
Proposal No. 4
Amend the Restated Certificate of Incorporation to Revise the Purpose Clause, Eliminate the Series A Junior Preferred Stock and Make Other Technical Changes	23
Proposals of Stockholders
Proposal No. 5
Election of Directors By a Majority Vote	25
Proposal No. 6
Performance-Based Stock Options	27
Proposal No. 7
Simple Majority Vote of Stockholders	29
Audit Committee Report	32
Information Regarding the Independent Registered Public Accounting Firm’s Fees, Services and Independence	33
Security Ownership of Certain Beneficial Owners	34
Security Ownership of Directors and Executive Officers	35
Section 16(a) Beneficial Ownership Reporting Compliance	36
Executive Compensation and Other Information	37
Compensation Committee Report on Executive Compensation	43
Stockholder Return Performance Presentation	50
Certain Relationships and Related Party Transactions	51
Pension Benefits	52
Change in Control Arrangements and Employment Contracts	54

APPENDIX I – Audit Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

Notice of Annual Meeting of Stockholders
on April 26, 2006

We will hold our 2006 annual meeting of stockholders in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas 77056 on Wednesday, April 26, 2006 at 10:00 a.m. Central Time, in order to:

•	elect three Class I directors;

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2006;

•	consider a proposal of the Board to amend the Restated Certificate of Incorporation to declassify the Board of Directors;

•	consider a proposal of the Board to amend the Restated Certificate of Incorporation to revise the purpose clause, eliminate the Series A Junior Preferred Stock and make other technical changes;

•	consider a stockholder proposal to elect directors by a majority vote, if properly presented for action at the meeting;

•	consider a stockholder proposal to adopt a policy that future stock option grants to senior executive officers be performance-based, if properly presented for action at the meeting;

•	consider a stockholder proposal to adopt a simple majority vote of stockholders, if properly presented for action at the meeting; and

•	transact any other business that properly comes before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Marathon Oil Corporation common stock at the close of business on February 27, 2006. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

We have enclosed a copy of the Company’s 2005 Annual Report to stockholders with this notice and proxy statement.

By order of the Board of Directors,

William F. Schwind, Jr.
Secretary

Dated: March , 2006

Marathon Oil Corporation
5555 San Felipe Road
Houston, TX 77056

Proxy Statement

We have sent you this proxy statement because the Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are Thomas J. Usher, Clarence P. Cazalot, Jr. and Janet F. Clark. They will vote your shares as you instruct.

We will hold the meeting on April 26, 2006 in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas. The proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing of the proxy statement, the proxy card and the 2005 Annual Report on or about March , 2006.

Questions and Answers

■ Who may vote?

You may vote if you were a holder of Marathon Oil Corporation (“Marathon” or the “Company”) common stock at the close of business on February 27, 2006, which is the record date of the meeting. Each share of common stock is entitled to one vote.

■ What may I vote on?

You may vote on:
• the election of three nominees to serve as Class I directors;
• the ratification of PricewaterhouseCoopers LLP as our independent auditors for 2006;
• a proposal to amend the Restated Certificate of Incorporation to declassify the Board of Directors;
• a proposal to amend the Restated Certificate of Incorporation to revise the purpose clause, eliminate the Series A Junior Preferred Stock and make other technical changes;
• a stockholder proposal to elect directors by a majority vote;
• a stockholder proposal to adopt a policy that future stock option grants to senior executives be performance-based; and
• a stockholder proposal to adopt a simple majority vote of stockholders.

■ How does the Board recommend I vote?

The Board recommends that you vote:
• FOR each of the nominees for director;
• FOR the ratification of PricewaterhouseCoopers LLP as independent auditors for 2006;
• FOR the proposal to amend the Restated Certificate of Incorporation to declassify the Board of Directors;
• FOR the proposal to amend the Restated Certificate of Incorporation to revise the purpose clause, eliminate the Series A Junior Preferred Stock and make other technical changes;
• AGAINST the stockholder proposal to elect directors by a majority vote;
• AGAINST the stockholder proposal to adopt a policy that future stock option grants to senior executives be performance-based; and
• AGAINST the stockholder proposal to adopt a simple majority vote of stockholders.

■ How do I vote?

You may vote by telephone or over the Internet by following the instructions on the enclosed proxy card (or, if you own your shares through a broker or other intermediary, on the enclosed voting instruction card). You may also vote by marking, signing and dating the enclosed proxy card or voting instruction card, and returning it in the prepaid envelope. The proxy committee will vote your shares in accordance with your directions. If you return a proxy card but do not mark the boxes showing how you wish to vote, the proxy committee will vote your shares in accordance with the Board’s recommendation on each proposal, but only if you have signed and dated the card. Unsigned proxy cards will not be voted at all. If you are a stockholder of record (that is, if you are registered on the books of our transfer agent), you may also vote in person by attending the meeting.

■ May I change my vote?

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:
• voting again by telephone or over the Internet;
• sending us a proxy card dated later than your last vote;
• notifying the Secretary of Marathon in writing; or
• voting at the meeting.

■ How many outstanding shares are there?

At the close of business on February 27, 2006, which is the record date for the meeting, there were shares of Marathon common stock outstanding.

■ How big a vote do the proposals need in order to be approved?

Directors are elected by a plurality of the votes of the shares present in person at the meeting and those represented by proxy and entitled to vote; that is, those receiving the most votes are elected, even if they receive less than a majority. Each of the proposed amendments to the Restated Certificate of Incorporation will be approved if it receives the vote of a majority of the shares of common stock outstanding and entitled to vote. Each of the other proposals will be approved if it receives a majority of the votes of the shares present in person at the meeting and those represented by proxy and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against a proposal. Broker non-votes are not counted as either votes for or votes against a proposal. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

■ What are broker non-votes?

The New York Stock Exchange permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. The election of directors, the ratification of independent auditors, and the proposals of the Board to amend the Restated Certificate of Incorporation are examples of routine matters on which brokers may vote in this way. Brokers may not vote their customers’ shares on non- routine matters such as the three stockholder proposals, unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are broker non-votes.

■ What constitutes a quorum?

Under our by-laws, a quorum is one-third of the voting power of the outstanding shares of stock entitled to vote.

■ Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The vote tabulators and the inspector of elections are required to execute confidentiality agreements.

■ How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using their best judgment. Your signed proxy card, or your telephone or Internet vote, gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our corporate Secretary on or after January 1, 2006 and no later than January 31, 2006, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the proxy card.

■ When must stockholder proposals be submitted for the 2007 annual meeting?

Stockholder proposals submitted for inclusion in our 2007 proxy statement must be received in writing by our corporate Secretary no later than the close of business on November 14, 2006. Stockholder proposals submitted outside the process for inclusion in the proxy statement must be received from stockholders of record on or after December 28, 2006 and no later than January 28, 2007 and must be accompanied by certain information about the stockholders making the proposals, in accordance with our by-laws.

The Board of Directors and Governance Matters

Under our by-laws and the laws of Delaware, Marathon’s state of incorporation, the business and affairs of Marathon are managed under the direction of the Board of Directors. The Board met seven times in 2005. Their attendance averaged approximately 97 percent. Under our Corporate Governance Principles, directors are expected to attend the annual meeting of stockholders, and in 2005 all of our directors attended the meeting.

With respect to a lead or presiding director, the chairman of the Board presides at all meetings of stockholders and of the Board of Directors. In circumstances where the outside directors meet without the chairman or in circumstances where the chairman is unavailable, the chairman of the Corporate Governance and Nominating Committee presides at any such meeting, unless the Board determines that another director should lead the discussion due to the particular subject matter being discussed.

The Board has four principal committees, all the members of which are independent, non-employee directors. These committees are described on this and the following pages. The table below shows the current committee memberships of each director and the number of meetings that each corresponding committee held in 2005.

Corporate
Governance and
Board Committee		Audit	Compensation	Nominating	Committee on
Memberships	Director	Committee	Committee	Committee	Financial Policy

	Charles F. Bolden, Jr.	X		X	X
	David A. Daberko	X		X	X*
	William L. Davis	X	X		X

	Shirley Ann Jackson	X*	X	X
	Philip Lader		X	X	X
	Charles R. Lee	X		X	X

	Dennis H. Reilley	X	X	X*
	Seth E. Schofield		X	X	X
	Douglas C. Yearley	X	X*		X

	Number of Meetings in 2005 of Corresponding Committee	5	4	4	4

* Chair

Board and Committee Independence	The principal committee structure of the Board includes audit, compensation, corporate governance and nominating, and financial policy. These committees are comprised entirely of independent directors.

In determining independence, the Board affirmatively determines whether directors have no material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In addition, the Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family member receive, any direct compensation from the Company in excess of $100,000 during any twelve-month period within the last three years, other than compensation for board or committee service, pension or other forms of deferred compensation for prior service, or compensation paid to an immediate family member who is a non-executive employee of the Company; (3) with respect to the Company’s external auditor, (a) not being engaged, or having an immediate family member engaged, as a current partner by the Company’s external auditor, (b) not being a current employee of the Company’s external auditor, (c) not having an immediate family member who is a current employee of the Company’s external auditor and who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice, or (d) not being engaged or employed or having an immediate family member engaged or employed, within the past three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company’s present executive officers serve or served on the other company’s compensation committee; (5) not being a current employee, or having an immediate family member who is a current executive officer, of a company that makes or made payments to, or receives or received payments from, the Company for property or services in an amount which, in any of the three preceding fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues; and (6) not being an executive officer of a tax-exempt organization of which the Company has within the three preceding fiscal years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the tax-exempt organization’s consolidated gross revenues.

Applying these categorical standards, the Board determined that the following directors qualify as independent: Charles F. Bolden, Jr.; David A. Daberko; William L. Davis; Shirley Ann Jackson; Philip Lader; Charles R. Lee; Dennis H. Reilley; Seth E. Schofield; Thomas J. Usher; and Douglas C. Yearley.

Audit Committee	The Audit Committee has a written charter adopted by the Board, which is available on the Company’s website at http://www.marathon.com/ Audit Committee Charter/. The charter requires the committee to reassess and report to the Board on the adequacy of the charter on an annual basis, which the committee did in 2005. All the members of the Audit Committee are independent (as independence is defined in Exchange Act Rule 10A-3, as well as the general independence requirements of NYSE Rule 303A.02).

This committee is, among other things, responsible for:

• appointing, replacing, compensating and overseeing the work of the independent auditor;

• reviewing the fees proposed by the independent auditor for the coming year and approving in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor;

• separately meeting with the independent auditors, the internal auditors and management with respect to the status and results of their activities;

• reviewing with the chief executive officer, the chief financial officer, and the general counsel the Company’s disclosure controls and procedures and management’s conclusions about the efficacy of such disclosure controls and procedures;

• reviewing, approving and discussing with management and the independent auditors the annual and quarterly financial statements, the annual report to stockholders, and the Form 10-K;

• reviewing earnings press releases, as well as financial information and earnings guidance issued publicly or provided to analysts and rating agencies;

• discussing with management guidelines and policies to govern the process by which risk assessment and management is undertaken by the Company; and

• completing an annual performance evaluation of this committee.

The Audit Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain outside legal, accounting or other consultants.

Audit Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

Effective January 1, 2003, the Audit Committee adopted the Audit Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services. This policy is attached as Appendix I to this proxy statement and is also available on the Company’s website at http://www.marathon.com/ Policy PreAppAudit Tax NonAudit/. Among other things, this policy sets forth the procedure for the committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception. Notwithstanding the de minimus exception, it is the intent of the committee that standard practice will be to pre-approve all permissible non-audit services. The committee delegated pre-approval authority of up to $500,000 to the Audit Committee Chair for unbudgeted items.

Audit Committee Financial Expert

Based on the attributes, education and experience requirements set forth in Section 407 of the Sarbanes-Oxley Act of 2002 and associated regulations, the Board of Directors has determined that David A. Daberko, Charles R. Lee, and Dennis H. Reilley each qualify as an “Audit Committee Financial Expert.”

• Mr. Daberko is currently the Chairman of the Board and Chief Executive Officer of National City Corporation. In addition to certifying the effectiveness of internal controls and procedures required by his position as CEO, Mr. Daberko’s previous positions with National City required him to oversee internal accounting controls and set internal control policy. As head of bank investments, he was responsible for overseeing accounting for that area. Mr. Daberko holds a MBA in finance from Case Western Reserve University.

• Mr. Lee held positions as Senior Vice President-Finance for Penn Central Corp. and Columbia Pictures Industries Inc., and Senior Vice President of Finance with GTE Corporation. He received a MBA with distinction from the Harvard Graduate School of Business Administration.

• Mr. Reilley is the Chairman, President and Chief Executive Officer of Praxair, Inc. In addition to certifying the effectiveness of internal controls and procedures required by his position as CEO, Mr. Reilley’s experience included serving as former chair of Entergy Corporation’s audit committee. He holds a Bachelor of Science in finance from Oklahoma State University.

Guidelines for Hiring of Employees or Former Employees of the Independent Auditor

The Audit Committee adopted guidelines for hiring of employees or former employees of the independent auditor. In summary, these guidelines provide that the Company shall not hire any employee or former employee of its independent auditor for a position in a financial reporting oversight role if such employee or former employee was the lead or concurring partner, or any other member of the audit engagement team who provides more than ten hours of audit, review or attest services during the one-year period preceding the date of the initiation of the audit. A complete set of these guidelines is available on the Company’s website at http://www.marathon.com/Guide Hire Employees Indep Auditor/.

Policy for Whistleblowing Procedures

Effective August 1, 2003, the Audit Committee adopted and approved the Company’s Policy for Whistleblowing Procedures. This policy establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Policy for Whistleblowing Procedures is available on the Company’s website at http://www.marathon.com/ Policy Whistleblowing Procedures/.

Compensation Committee	The Compensation Committee is composed solely of directors who satisfy all criteria for independence under applicable law and the rules of the New York Stock Exchange and who, in the opinion of the Board, are free of any relationship that would interfere with their exercise of independent judgment as members of the committee.

This committee is, among other things, responsible for:

• making recommendations to the Board and to the boards of subsidiaries on all matters of policy and procedures relating to executive compensation;

• reviewing and approving corporate goals and objectives relevant to the chief executive officer’s compensation, and determining and approving the chief executive officer’s compensation level based on the Board’s performance evaluation of the chief executive officer;

• determining and approving the compensation of the other executive officers, and reviewing the succession plan relating to positions held by the other executive officers;

• recommending to the Board and administering the incentive compensation plans and equity-based plans of the Company;

• confirming the achievement of performance levels under the Company’s incentive compensation plans; and

• evaluating its performance on an annual basis.

The Charter of the Compensation Committee is available on the Company’s website at http://www.marathon.com/ Charter Comp Committee/.

Corporate Governance and Nominating Committee	The Corporate Governance and Nominating Committee is composed solely of independent directors in accordance with the rules of the New York Stock Exchange. The committee’s primary purpose is to discharge the Board’s responsibility related to public policy matters, the development and implementation of a set of corporate governance principles, the identification of individuals qualified to become board members, and the review of the qualifications and make-up of the Board membership.

The committee is, among other things, responsible for:

• reviewing and making recommendations to the Board concerning the appropriate size and composition of the Board, including candidates for election or re-election as directors, the criteria to be used for the selection of candidates for election as directors, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the composition and functions of the Board committees, and all matters relating to the development and effective functioning of the Board;

• considering and recruiting candidates to fill positions on the Board;

• considering nominees recommended by stockholders for election as directors;

• reviewing and making recommendations to the Board of each Board committee’s membership and committee chairpersons including, without limitation, a determination of whether one or more Audit Committee members qualifies as an “audit committee financial expert” in accordance with applicable law;

• assessing and recommending overall corporate governance practices;

• establishing the process and overseeing the evaluation of the Board;

• reviewing public issues identified by management and the Company’s efforts in addressing these public issues through research, analysis, lobbying efforts and participation in business and government programs;

• reviewing and approving codes of conduct applicable to directors, officers and employees;

• reviewing the Company’s policy statement on stockholders’ rights plans and reporting any recommendations to the Board; and

• evaluating its performance on an annual basis.

A current copy of the Corporate Governance and Nominating Committee’s Charter is available on the Company’s website at http://www.marathon.com/ Charter CorpGovNom Committee/.

Director Identification and Selection

The process for director selection and director qualifications is set forth in Article III, Section (a) of the Company’s Corporate Governance Principles which are available on the Company’s website at http://www.marathon.com/Corporate Governance Principles/. In summary, the chairman of the Corporate Governance and Nominating Committee and the chief executive officer should work with a third party professional search firm to review director candidates and their credentials. At least one member of the committee, the Chairman of the Board, and the Chief Executive Officer should meet with the director candidate. This screening process applies to nominating committee recommended nominees, as well as nominees recommended by the stockholders in accordance with the Company’s by-laws. The criteria for selecting new directors include their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in the Company’s Corporate Governance Principles, their business or professional experience, their integrity and judgment, their records of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, and the needs of the Company from time to time. Directors should also be individuals of substantial accomplishment with demonstrated leadership capabilities, and they should represent all stockholders and not any special interest group or constituency. The Committee’s Charter also gives the Committee the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

Code of Ethics for Senior Financial Officers

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 and its associated regulations, the Corporate Governance and Nominating Committee approved and adopted a Code of Ethics for Senior Financial Officers which is available on the Company’s website at http://www.marathon.com/Code Ethics Sr Finan Off/. As required, this code applies to the Company’s principal executive officer, the principal financial officer, the principal accounting officer or controller, or persons performing similar functions, and mandates that these officers, among other things:

• act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

• provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

• comply with applicable governmental laws, rules and regulations; and

• promote the prompt internal reporting of violations of this Code of Ethics to the chair of the Audit Committee of the Board of Directors and to the appropriate person or persons identified in the Company’s Code of Business Conduct.

The code further provides that any violation will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law.

Committee on Financial Policy	The Committee on Financial Policy provides oversight with respect to the appropriate capital structure and financial policies of Marathon. Its key responsibility in that role is to make recommendations to the Board concerning dividends. A copy of the current committee charter is available on the Company’s website at
http://www.marathon.com/Charter Comm FinanPolicy/.

The committee is, among other things, responsible for:

• approving financings by Marathon (except financings which involve the issuance of common stock), including the recommendation of action to subsidiaries, partnerships and joint ventures;

• authorizing loans to outside entities, guarantees by Marathon of the credit of others, and other uses of Marathon credit; and

• evaluating its performance on an annual basis and develop criteria for the evaluation.

Corporate Governance Principles	The Board of Directors adopted the Company’s Corporate Governance Principles, amended and restated as of January 1, 2006. These principles are available on the Company’s website at http://www.marathon.com/Corporate Governance Principles/. In summary, the Corporate Governance Principles address the general functioning of the Board, including its responsibilities, the Board size, director elections and limits on the number of Board memberships. These principles also address Board independence, committee composition, the lead director position, the process for director selection and director qualifications, the Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation.

Communications from Security Holders	Security holders may send communications to the Board through the Secretary of the Company. You may communicate with the Chair of our Audit, Compensation, Corporate Governance and Nominating, and Financial Policy Committees by sending an e-mail to auditchair@marathonoil.com, compchair@marathonoil.com, corpgovchair@marathonoil.com, or finpolicychair@marathonoil.com, respectively. You may communicate with our outside directors, individually or as a group, by sending an e-mail to non-managedirectors@ marathonoil.com.

The Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include commercial solicitations and matters not relevant to the security holders, to the functioning of the Board, or to the affairs of the Company.

Availability of Governance Documents	Stockholders may obtain a print copy of the Company’s corporate governance documents, including the Corporate Governance Principles, committee charters, and code of business conduct, by contacting our Investor Relations office.

Compensation of Directors

Our by-laws require that each non-employee director be paid compensation and attendance fees as the Board may from time to time determine. Directors who are employees of Marathon receive no compensation for their service on the Board.

2005 Director Compensation

In 2005, we paid our non-employee directors as follows:

Annual Retainer	$60,000
Annual Non-Retainer Common Stock Unit Award	$60,000
Committee Membership Fee	$ 5,000
($10,000 for audit committee chair)
($ 6,000 for other committee chairs)
Meeting Fee (for Board or committee meeting attendance)	$ 2,000

In addition to the annual retainer, we also paid our Chairman of the Board, Mr. Usher, a chairman’s fee of $240,000 in 2005. The chairman does not receive meeting fees for his attendance.

As already reported in the 2005 Proxy Statement, a cash payment of $6,313,000 was made to Mr. Usher in February 2005 due to the exercise of stock appreciation rights previously granted to him in connection with the separation of the businesses of the U.S. Steel Group and Marathon Group and his agreement to serve as Chairman, Chief Executive Officer and President of United States Steel Corporation, Chairman of the Board of Directors of Marathon, and Chairman of the Board of Managers of Marathon Ashland Petroleum LLC.

Under our Deferred Compensation Plan for Non-Employee Directors, in 2005 non-employee directors were required to defer half of their annual retainer in the form of unfunded common stock units. When dividends are paid on Marathon’s common stock, directors receive dividend equivalents in the form of additional common stock units. Upon a director’s departure from the Board, his or her common stock units are issued as actual shares of common stock.

Directors had the opportunity to defer the remaining portion of their annual retainer in an unfunded account. This deferred account may be invested in certain phantom investment options offered under the plan, which mirror the investment options offered to employees under the Marathon Oil Company Thrift Plan with the exception of the Marathon common stock fund. When a director leaves the Board, he or she receives the deferred cash either in a lump sum or in installments.

Non-employee directors, other than the Chairman, also received an annual common stock unit award in 2005 valued at $60,000. The award was credited to an unfunded account based on the stock price on the grant date. Award recipients also receive dividend payments in the same manner as the holders of deferred stock unit awards described above. The awards are payable in shares of common stock upon the director’s departure from the Board.

In 2004, the Board of Directors established stock ownership guidelines for non-employee directors of five times the annual retainer fee of $60,000 to be achieved by January 1, 2009.

2006 Director Compensation

In 2005, the Corporate Governance and Nominating Committee commissioned an independent compensation consulting firm to conduct the annual review of competitive director compensation. Based on this review and the increasing demands on corporate board members, the Board approved a reallocation of the elements of director pay to place a heavier emphasis on equity and an increase in overall total compensation.

Accordingly in 2006, we will pay our non-employee directors the following:

Annual Retainer	$ 50,000
Annual Non-Retainer Common Stock Unit Award	$125,000
Committee Membership Fee	$ 0
Committee Chair Retainer	$ 6,000
$ 12,250 for audit committee chair
Meeting Fee (for Board or committee meeting attendance)	$ 2,000

As a result of a lower annual retainer, the chairman’s fee was increased to $250,000 in order to maintain a total compensation package of $300,000. The chairman does not receive meeting fees for attendance.

The requirement to defer 50 percent of the annual retainer, under the Deferred Compensation Plan for Non-Employee Directors, has been discontinued due to the granting of the annual non-retainer common stock unit award. Directors now have the opportunity to defer 100 percent of their annual retainer into an unfunded account as described above.

Proposals of the Board

The Board will present the following proposals at the meeting:

Proposal No. 1	Election of Directors

Marathon’s Restated Certificate of Incorporation divides the directors into three classes: Class I, Class II and Class III. Each class must consist, as nearly as possible, of one-third of the directors. Once elected, directors serve for a term of three years and until their successors are duly elected and qualified. At each annual meeting, directors who are elected to succeed directors whose terms have expired are identified as being of the same class as those they succeed. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which he or she is elected.

Our by-laws require the Board to fix the number of directors, and under our Corporate Governance Principles, the Board is charged with endeavoring to maintain between ten and fourteen members. The current three Class I directors are nominees for election this year for a three-year term that will expire at the 2009 annual meeting. All directors have previously been elected by the stockholders. Of the eleven current directors, one is an officer of Marathon, seven have top executive experience with a wide variety of businesses, one has a distinguished career in academia, business and government, one has a distinguished career as an international business leader and diplomat, and one has a distinguished career with the military and the National Aeronautics and Space Administration. A brief statement about the background of each nominee and each continuing director is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. They require that notice be received by the Secretary at least 45 days, but not more than 75 days, before the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

Nominees for Class I Directors Terms Expire 2009

Clarence P. Cazalot, Jr. Director since 2000 Age 55
President and Chief Executive Officer, Marathon Oil Corporation

Mr. Cazalot graduated from Louisiana State University in 1972 with a BS degree in geology, and joined Texaco Inc. that same year as a geophysicist. After holding a number of increasingly responsible management positions, Mr. Cazalot was elected a Vice President of Texaco Inc. and President of Texaco’s Latin America/West Africa Division in 1992. In 1994, he was named President of Texaco Exploration and Production Inc. Mr. Cazalot was appointed President of Texaco International Marketing and Manufacturing in 1997, and in 1998 he was named President- International Production and Chairman of London-based Texaco Ltd. He was elected President of Texaco’s worldwide production operations in 1999. Mr. Cazalot joined USX Corporation as Vice Chairman and Marathon Oil Company as President in March 2000. Effective upon the separation of USX’s steel and energy businesses on January 1, 2002, Mr. Cazalot was named President and Chief Executive Officer of Marathon Oil Corporation. Mr. Cazalot serves on the Boards of Directors of Baker Hughes Incorporated, the US-Saudi Arabian Business Council, the American Petroleum Institute and the Greater Houston Partnership.

David A. Daberko Director since 2002 Age 60
Chairman of the Board and Chief Executive Officer, National City Corporation

Mr. Daberko graduated from Denison University with a BA and from Case Western Reserve University with an MBA. He joined National City Bank in 1968 as a management trainee and held a number of management positions within the company. In 1985, he led the assimilation of the former BancOhio National Bank into National City Bank, Columbus. In 1987, Mr. Daberko was elected Deputy Chairman of the corporation and President of National City Bank in Cleveland. He served as President and Chief Operating Officer from 1993 until 1995 when he was named Chairman and Chief Executive Officer. Mr. Daberko is a director of OMNOVA Solutions, Inc. He is a trustee of Case Western Reserve University, University Hospitals Health System, Hawken School, Greater Cleveland Partnership and the American Bankers Association.

William L. Davis Director since 2002 Age 62
Retired Chairman, President and Chief Executive Officer, R.R. Donnelley & Sons Company

Mr. Davis graduated from Princeton University in 1965 with a BA degree. From 1977 through 1997 he held a variety of positions with Emerson Electric Company, including the position of President of two of its subsidiaries, Appleton Electric Company and Skil Corporation, and Senior Executive Vice President for the Emerson Tool Group, the Industrial Motors and Drives Group and the Process Control Group. Mr. Davis joined R.R. Donnelley & Sons Company in 1997 as the Chairman and Chief Executive Officer. In 2001, he accepted the responsibility as President of the company. Mr. Davis retired as Chairman, President and Chief Executive Officer of R.R. Donnelley & Sons Company in February 2004. He is a director of Air Products and Chemicals, Inc. Mr. Davis is also Chairman of the Board of Evanston Northwestern Healthcare and a former director of Mallinckrodt. Mr. Davis is a trustee of Northwestern University.

Continuing Class II Directors Terms Expire 2007

Charles F. Bolden, Jr. Director since 2003 Age 59
Chief Executive Officer of JackandPanther LLC, a privately-held military and aerospace consulting firm

Mr. Charles F. Bolden, Jr. received a Bachelor of Science degree from the U.S. Naval Academy, a Master of Science degree in systems management from the University of Southern California, and is a graduate of the U.S. Naval Test Pilot School at Patuxent River, Maryland. He has received Honorary Doctorates from several distinguished universities. He was a space shuttle pilot astronaut for the National Aeronautics and Space Administration (NASA) for 13 years, flying four space missions. From April 1992 to June 1993 Mr. Bolden served as Assistant Deputy Administrator for NASA. He was assigned Deputy Commanding General, 1MEF, Marine Forces, Pacific in 1997. Mr. Bolden served as Commanding General, 1 MEF (FWD) for Operation Desert Thunder in Kuwait from February to June 1998. In July 1998, he was promoted to Major General serving as the Commanding General of the Third Marine Aircraft Wing. Mr. Bolden retired from the United States Marine Corps on January 1, 2003 after serving 34 and a half years. He has been awarded a number of military and NASA decorations. Mr. Bolden was the President and Chief Operating Officer of American PureTex Water Corporation and PureTex Water Works from January to April 2003. He was Senior Vice President at TechTrans International, Inc. from April 2003 until January 1, 2005. Mr. Bolden is currently Chief Executive Officer of JackandPanther LLC, a privately-held military and aerospace consulting small business firm. He is a director of GenCorp Inc. and Palmetto GBA, a subsidiary of BlueCross BlueShield of South Carolina. Mr. Bolden is a trustee for the University of Southern California, and is also a director of the Military Child Education Coalition, the Family Literacy Foundation, and the Tailhook Education Foundation.

Charles R. Lee Director since 1991 Age 65
Retired Chairman of the Board, Verizon Communications Inc.

Mr. Lee received his bachelor’s degree in metallurgical engineering from Cornell University and an MBA with distinction from the Harvard Graduate School of Business Administration. He served in various financial and management positions before becoming Senior Vice President- Finance for Penn Central Corp. and then Columbia Pictures Industries Inc. In 1983, Mr. Lee joined GTE Corporation (which merged with Bell Atlantic Corporation to form Verizon Communications in 2000) as Senior Vice President of Finance and in 1986 was named Senior Vice President of Finance and Planning. He was elected President, Chief Operating Officer and a director in December 1988 and was elected Chairman of the Board and Chief Executive Officer of GTE in 1992. Mr. Lee served as Chairman of the Board and Co-CEO of Verizon Communications from June 30, 2000 through March 31, 2002. He served as non-executive Chairman of the Board from April 2002 to December 2003. He is a director of United States Steel Corporation, The Proctor & Gamble Company, United Technologies Corporation, DIRECTV Group, Inc., American Institutes for Research, and Project GRAD USA. Mr. Lee is a member of the Board of Overseers of Weill Cornell Medical College. He is a member of The Business Council. Mr. Lee is also a Trustee Emeritus and Presidential Councilor of Cornell University.

Dennis H. Reilley Director since 2002 Age 52
Chairman, President and Chief Executive Officer, Praxair, Inc.

Mr. Reilley graduated from Oklahoma State University with a BS in finance in 1975. He began working at Conoco, Inc. in 1975 as a pipeline engineer and in 1979 was promoted to Executive Assistant to the Chairman. Mr. Reilley held many key positions at E. I. Du Pont de Nemours & Company which purchased Conoco in 1981. He held senior management positions in DuPont’s Chemicals and Specialties business including Vice President and General Manager of Special Chemicals. In May 1999 he was appointed Executive Vice President and Chief Operating Officer of DuPont with responsibility for pigments and chemicals, specialty polymers, nylon and polyester. Mr. Reilley became Chairman, President and Chief Executive Officer of Praxair, Inc. in 2002. He is a director of H. J. Heinz Co. and the Conservation Fund. Mr. Reilley is former Chairman of the American Chemistry Council.

Thomas J. Usher Director since 1991 Age 63
Non-executive Chairman of the Board, Marathon Oil Corporation

Mr. Usher graduated from the University of Pittsburgh with a BS degree in industrial engineering, an MS degree in operations research and a Ph.D. in systems engineering. He joined United States Steel Corporation (“U.S. Steel”) (later renamed USX Corporation) in 1965 and held various positions in industrial engineering. From 1975 through 1979, he held a number of management positions at U.S. Steel’s South and Gary Works. Mr. Usher was elected Executive Vice President-Heavy Products in 1986, President-U.S. Steel Group and director of USX in 1991, President and Chief Operating Officer of USX in 1994 and Chairman of the Board and Chief Executive Officer effective July 1, 1995. He retired from United States Steel Corporation as Chief Executive Officer in September 2004, and as non-executive Chairman of the Board on February 1, 2006. Mr. Usher is a director of H. J. Heinz Co., The PNC Financial Services Group, Inc., and PPG Industries, Inc. He is a trustee of the University of Pittsburgh, and a director of the Extra Mile Education Foundation and the Boy Scouts of America. Mr. Usher is a member of The Business Council.

Continuing Class III Directors Terms Expire 2008

Shirley Ann Jackson Director since 2000 Age 59
President, Rensselaer Polytechnic Institute

Dr. Jackson received a BS degree in physics in 1968, and a Ph.D. in theoretical elementary particle physics in 1973, from the Massachusetts Institute of Technology. She was a research associate at the Fermi National Accelerator Laboratory, a visiting scientist at the European Center for Nuclear Research and, from 1976 to 1991, a theoretical physicist at the former AT&T Bell Laboratories. Dr. Jackson was a professor of theoretical physics at Rutgers University from 1991 to 1995. She was Chairman of the U.S. Nuclear Regulatory Commission from 1995 to 1999. Dr. Jackson was named President of Rensselaer Polytechnic Institute in 1999. She is a director of Federal Express Corporation, International Business Machines Corporation, Medtronic, Inc., and Public Service Enterprise Group Incorporated. Dr. Jackson is also a director of the New York Stock Exchange. She is a member of the Board of Regents of the Smithsonian Institution, a member of the MIT Corporation, and a Trustee of Georgetown University and The Brookings Institution. Dr. Jackson holds 33 honorary degrees, was awarded the New Jersey Governor’s Award in Science in 1993, was inducted into the National Women’s Hall of Fame in 1998, and named a fellow of the Association for Women in Science in 2004. In 2005, she chaired the American Association for the Advancement of Science. Dr. Jackson is a member of the National Academy of Engineering, a fellow of the American Academy of Arts and Science and of the American Physical Society, and is a member of the Council on Foreign Relations.

Philip Lader Director since 2002 Age 59
Non-executive Chairman of WPP Group plc

Ambassador Lader received a Bachelor’s degree from Duke University (Phi Beta Kappa), a master’s degree from the University of Michigan and a juris doctor degree from Harvard Law School, with subsequent graduate studies in law at Oxford University. Awarded honorary doctorates by 14 universities and colleges, he served as U.S. Ambassador to the Court of St. James’s from 1997 through 2001 and was White House Deputy Chief of Staff, Deputy Director of the Office of Management and Budget, and Administrator of the U.S. Small Business Administration. Formerly President of Sea Pines Company and Executive Vice President of Sir James Goldsmith’s U.S. holding company, he currently is non-executive Chairman of WPP Group plc, the global advertising/communications services company, which includes J. Walter Thompson, Ogilvy & Mather, and Young & Rubicam. Ambassador Lader is also Senior Advisor to Morgan Stanley, and a partner in the law firm of Nelson, Mullins, Riley & Scarborough. He serves on the Boards of Directors of WPP Group plc, RAND and AES Corporations, and Lloyd’s (of London), and is a Trustee of the British Museum.

Seth E. Schofield Director since 1994 Age 66
Retired Chairman and Chief Executive Officer, USAir Group

Mr. Schofield graduated from the Harvard Business School Program for Management Development in 1975. He served in various corporate staff positions after joining USAir in 1957 and became Executive Vice President-Operations in 1981. Mr. Schofield served as President and Chief Operating Officer from 1990 until 1991. He was elected President and Chief Executive Officer in 1991 and became Chairman of the boards of USAir Group and USAir, Inc. in 1992. He retired in January 1996. Mr. Schofield is a director of United States Steel Corporation and Calgon Carbon Corp. He also is a member of the Advisory Board and Investment Committee of Desai Capital Management.

Douglas C. Yearley Director since 1992 Age 70
Chairman Emeritus, Phelps Dodge Corporation

Mr. Yearley graduated from Cornell University with a Bachelor’s degree in metallurgical engineering and attended the Program for Management Development at Harvard Business School. He joined Phelps Dodge in 1960 in project development. He held several key positions before being elected Executive Vice President and a director in 1987, Chairman and Chief Executive Officer in 1989 and President in 1991. He retired in May 2000. He is a director of United States Steel Corporation, Lockheed Martin Corporation, and Heidrick & Struggles International, Inc. Mr. Yearley is a member of the National Council of the World Wildlife Fund, and a graduate member of The Business Council.

Proposal No. 2	Ratification of Independent Auditors for 2006

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has served as independent auditors of the Company for many years. We believe that their knowledge of Marathon’s business and its organization gained through this period of service is very valuable. In accordance with the established policy of the firm, partners and employees of PricewaterhouseCoopers assigned to the Marathon engagement are periodically rotated, thus giving Marathon the benefit of new thinking and approaches in the audit area. We expect representatives of PricewaterhouseCoopers to be present at the meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the year 2005, PricewaterhouseCoopers performed professional services in connection with audits of Marathon’s consolidated financial statements and internal control over financial reporting, certain subsidiaries and certain pension and other employee benefit plans. They also reviewed quarterly reports and other filings with the Securities and Exchange Commission and other agencies.

Proposal No. 3	Amend the Restated Certificate of Incorporation to Declassify the Board of Directors

A stockholder proposal to declassify the Board of Directors was included in our 2005 Proxy Statement and received favorable votes from a majority of the shares of our common stock outstanding and entitled to vote. Our Corporate Governance and Nominating Committee and the Board of Directors has carefully considered the advantages and disadvantages of maintaining a classified board structure, and in the past concluded that it was in the best interest of the Company and its stockholders to maintain the classified board structure. This year, based on the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has determined that it is an appropriate time to propose amendments to our Restated Certificate of Incorporation to declassify the Board of Directors over a three-year period, as described below.

Article Seventh of our Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with members of each class serving three-year terms. In addition, Article Seventh provides that directors can be removed from the Board only for cause. To implement an annual election of directors or to change the manner in which directors can be removed from the Board, our Restated Certificate of Incorporation must be amended.

Under Delaware corporate law, stockholders may be limited to removing directors only for cause, but only if the company has a classified board structure. For Delaware corporations without a classified board, the holders of a majority of the voting stock are entitled to remove directors with or without cause. Accordingly, in conjunction with our proposal to declassify our Board, we are also proposing to amend our Restated Certificate of Incorporation to eliminate the provision that allows stockholders to remove directors only for cause. Under Delaware law, directors cannot be removed by other directors, and the proposed amendment will not change this. These amendments require an affirmative vote by the holders of the majority of our common stock outstanding and entitled to vote on the amendments.

The Board of Directors has unanimously adopted a resolution approving, subject to stockholder approval, and declaring the advisability of an amendment to Article Seventh of our Restated Certificate of Incorporation to declassify the Board of Directors and to allow for directors to be removed with or without cause. This would allow for the annual election of all directors in the manner described in the specific amendments set forth below. We currently have 11 directors. This does not change the present number of directors, and the directors will retain the authority to change that number and to fill any vacancies or newly created directorships.

The specific amendments to Article Seventh are proposed as follows:

The second paragraph of Article Seventh is proposed to be deleted in its entirety. This paragraph currently provides that:

The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the whole number of the Board of Directors. In the election of directors at the 1984 annual meeting of the stockholders, the Class I directors shall be elected to hold office for a term to expire at the first annual meeting of the stockholders thereafter; the Class II directors shall be elected to hold office for a term to expire at the second annual meeting of stockholders thereafter; and the Class III directors shall be elected to hold office for a term to expire at the third annual meeting of stockholders thereafter; and in the case of each class, until their respective successors are duly elected and qualified. At each annual election held after the 1984 annual meeting of the stockholders the directors elected to succeed those whose terms expire shall be identified as being of the same class as the directors they succeed and shall be elected to hold office for a term to expire at the third annual meeting of the stockholders after their election, and until their respective successors are duly elected and qualified. If the number of directors is changed, any increase or decrease in directors shall be apportioned among the classes so as to maintain all classes as equal in number as possible, and any additional director elected to any class shall hold office for a term which shall coincide with the terms of the other directors in such class and until his successor is duly elected and qualified.

The following paragraph is proposed to be the new second paragraph of Article Seventh:

At the 2007 annual meeting of the stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2008 annual meeting of the stockholders of the Corporation; at the 2008 annual meeting of the stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2009 annual meeting of the stockholders of the Corporation; and at each annual meeting of the stockholders of the Corporation thereafter, the directors shall be elected for terms expiring at the next succeeding annual meeting of the stockholders of the Corporation.

Also, the final sentence of Article Seventh is proposed to be deleted in its entirety. This sentence currently provides that:

Directors of the Corporation may be removed only for cause.

If approved, these amendments will become effective upon the filing of a certificate of amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which we would do promptly after the annual meeting.

The Board recommends that you vote FOR this proposal.

Proposal No. 4	Amend the Restated Certificate of Incorporation to Revise the Purpose Clause, Eliminate the Series A Junior Preferred Stock and Make Other Technical Changes

Due to the proposed amendments to our Restated Certificate of Incorporation to declassify the Board of Directors contained in Proposal No. 3 of this proxy statement, we reviewed our Restated Certificate of Incorporation for other amendments that may be warranted at this time. As a result of this review, we are proposing to amend the Restated Certificate of Incorporation to (1) revise the purpose clause, (2) eliminate the Series A Junior Preferred Stock, and (3) make other technical changes.

Article Third contains the purpose clause of the Corporation. This Article currently provides that:

The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and without limiting the foregoing to engage in integrated steel operations and to develop, mine, produce, manufacture, construct, transport, buy, hold, sell and generally deal in products, materials, property, both tangible and intangible, and services of all kinds.

Because integrated steel operations and related activities are not relevant to our business, we are proposing that Article Third be amended to read in its entirety as follows:

Third: The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article Fourth currently sets forth the terms of the Series A Junior Preferred Stock. However, on January 29, 2003, we amended our Rights Agreement, dated as of September 28, 1999, as amended, with National City Bank, as successor rights agent. The Rights Agreement was amended so that the rights to purchase Series A Junior Preferred Stock expired on January 31, 2003. Due to the expiration of those rights, we are proposing the deletion of the terms of the Series A Junior Preferred Stock in their entirety.

The other technical changes include:

• A modification to the first paragraph of Article Fourth to delete the word “and” and replace it with a period.

• A modification to Article Fourth to state that references in Article Fourth to the term “Board of Directors” also include any duly authorized committee of the Board. We are proposing to add a new paragraph to the end of Article Fourth to read in its entirety as follows:

As used in this Article Fourth, the term “Board of Directors” shall include the Board of Directors of the Corporation and, to the extent permitted by the General Corporation Law of the State of Delaware, any duly authorized committee of such Board of Directors.

• A modification to Article Tenth to add clarifying language regarding our payment of dividends. The language we propose to add is underlined below:

The directors may from time to time declare such dividends as they shall deem advisable and proper, subject to the provisions of Article Fourth and to such restrictions as may be imposed by law, and cause the Corporation to pay the same to the stockholders at such times as they shall fix.

If approved, these amendments will become effective upon the filing of a certificate of amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which we would do promptly after the annual meeting.

The Board recommends that you vote FOR this proposal.

Proposals of Stockholders

Stockholders will present the following proposals at the meeting:

Proposal No. 5	Election of Directors by a Majority Vote

United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D. C. 20001, owner of at least 5,600 shares of common stock, has given notice that it intends to present the following proposal at the annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Marathon Oil Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at our Company and at Advanced Micro Devices, Freeport McMoRan, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisor firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive a majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

YOUR BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL TO ELECT DIRECTORS BY A MAJORITY VOTE

Marathon has a history of electing, by a plurality, a strong and independent Board of Directors. In the past ten years, every Director nominee has received an affirmative vote greater than 93.3% of the shares cast through the plurality process. Consequently, changing from the current plurality voting requirement to the proposed majority voting requirement would have had no effect on the outcome of any director elections over this period of time.

Our Corporate Governance and Nominating Committee has continued to review the legal and practical issues associated with implementing a majority vote standard for Director elections. The Board is aware of the American Bar Association Committee on Corporate Laws’ recently issued preliminary report on voting by stockholders for the election of directors. That panel of experts spent many months reviewing the numerous issues that surround a Director voting standard. We find the Committee’s proposals to amend certain provisions of the Model Business Corporation Act to effect a majority vote for directors to have considerable merit. Your Board of Directors will give due consideration to adopting these proposals when they become final. Consequently, we believe this proposal to be unnecessary.

For these reasons, the Board recommends that you vote AGAINST this proposal.

Proposal No. 6	Performance-Based Stock Options

Laborers’ International Union of North America Local Union and District Council Pension Fund, 905 16th Street, N.W., Washington, D. C. 20006, owner of at least 34,000 shares of common stock, has given notice that it intends to present the following proposal at the annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

Performance-Based Options Proposal

Resolved: That the shareholders of Marathon Oil Corporation (“Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise prices moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all too often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

YOUR BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL FOR STOCK OPTIONS TO BE PERFORMANCE-BASED

The Compensation Committee has consistently awarded executive compensation in a manner that directly links compensation to corporate performance. The Board recommends a vote against the proposal because it will make it more difficult to use stock options, which are inherently performance-based, in attracting and retaining key personnel. This would subsequently result in the Company being placed at a competitive disadvantage.

The Committee is committed to performance-related compensation and has proven this by the fact that performance units and fixed price stock options comprise approximately 80% of our long-term incentive compensation program. All Marathon stock options have a grant price equal to the fair market value of Marathon stock on the date of grant. Therefore, option holders do not realize any benefits unless the value of Marathon stock increases.

In addition, in today’s competitive market for talent, the Committee must have the flexibility to provide incentive compensation that reflects risks and rewards similar to the programs offered by our peers. The Committee retains compensation consultants for guidance in this area, and their advice is that a mix of long-term incentive awards is required to attract and retain key employees. Any deviation from that long-term incentive mix could place Marathon at a competitive disadvantage; therefore, the Committee believes that fixed price stock options should remain an integral part of the long-term incentive program.

Incentive compensation is awarded by the Committee under the 2003 Incentive Compensation Plan, which was approved by the stockholders by an 86.4% favorable vote in 2003. The Committee has exercised its authority under the Plan in a conservative and responsible manner by only using approximately 7% of the total common shares outstanding for incentive compensation purposes.

For these reasons, the Board recommends that you vote AGAINST this proposal.

Proposal No. 7	Simple Majority Vote of Stockholders

Nick Rossi, P. O. Box 249, Boonville, CA 95415, owner of at least 300 shares of common stock, has given notice that he intends to present the following proposal at the annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

3-Adopt Simple Majority Vote

Resolved: Shareholders recommend that our Board of Directors take each step necessary for a simple majority vote to apply on each issue that can be subject to shareholder vote to the greatest extent possible. This proposal is focused on precluding voting requirements higher than approximately 51% wherever practicable.

Nick Rossi, P. O. Box 249, Boonville, Calif. 95415 submitted this proposal.

75% yes-vote

This topic won a 75% yes-vote average at 7 major companies in 2004. The Council of Institutional Investors www.cii.org., with $3 trillion invested by members, formally recommends adoption of this proposal topic.

End Potential Frustration of the Shareholder Majority

Our current rule allows a small minority to frustrate the will of our shareholder majority. For example if 66% vote to improve our corporate governance and only 1% vote no – only 1% could force their will on the overwhelming 66% majority.

This proposal does not address a majority vote requirement in director elections – an issue gaining a groundswell of support as a separate ballot item.

Progress Begins with one Step

It is important to take one forward step in our corporate governance and adopt the above RESOLVED statement since our 2005 governance was not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

• The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

▪ “D” in Overall Board Effectiveness.

▪ “D” in CEO Compensation.

▪ “D” in Shareholder Responsiveness.

▪ “D” in Takeover Defenses.

Overall Governance Risk Assessment = High

• We were allowed to vote on individual directors only once in 3-years – Accountability concern.

• (An unanswered 2005 shareholder proposal for one-year director terms won an 80%-vote of support.)

• We had to marshal a 67% shareholder vote to make certain key governance improvements — Entrenchment concern.

• Cumulative voting was not allowed.

Additionally:

• The Corporate Library said our CEO, Mr. Cazalot received a cash bonus of more than twice his base salary, and 14% of the options Marathon Oil granted in 2004. This figure is more than 5-times that prescribed by best practices.

• Mr. Schofield was rated a “problem director” by The Corporate Library because he chaired the executive compensation committee at United States Steel Corporation, which received a CEO Compensation rating of “F” by TCL.

• Five of our directors were allowed to hold from 4 to 6 director seats each – Over-extension concern.

The number of correctable practices above reinforce the reason to take one step forward now and adopt simple majority vote.

Adopt Simple Majority Vote
Yes on 3

YOUR BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL SEEKING ADOPTION OF A SIMPLE MAJORITY VOTE STANDARD

This stockholder proposal is asking our Board of Directors to take each step necessary for a simple majority vote to apply on each issue that can be the subject of a stockholder vote to the greatest extent possible. The supporting statement further provides that this proposal does not address a majority vote requirement in director elections.

Marathon’s governing documents contain two supermajority voting provisions. Marathon’s restated certificate of incorporation and by-laws require that at any regular or special meeting of stockholders the affirmative vote of two-thirds of the outstanding shares of stock and entitled to vote to adopt, amend and repeal the Company’s by-laws. Our restated certificate of incorporation further provides for a series A junior preferred stock, although no such preferred stock has been issued. The terms of this preferred stock provide that, unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66 2/3% of the shares of this series A preferred stock outstanding shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the restated certificate of incorporation so as to affect adversely the powers, preferences, or rights, of the series A preferred stock. There are no other supermajority voting provisions in our governing documents.

Our Board of Directors believes that the Company’s greater-than-majority vote requirements for amendments to the by-laws help to assure that carefully considered corporate governance rules are not replaced without the consensus of a substantial majority of the stockholders. This protects all stockholders against the self-interested actions of one or a few large stockholders because the Board has a duty to act on a fully informed basis and in the best interests of all its stockholders. Finally, in spite of the corporate governance allegations contained in the stockholder proposal, we believe that our corporate governance record has been outstanding, as evidenced by our ratings from Institutional Shareholder Services of outperforming 82.5% of the companies in the S&P 500 and 97.2% of the energy companies as of January 1, 2006.

For these reasons, the Board recommends that you vote AGAINST this proposal.

Audit Committee Report

Our committee has reviewed and discussed Marathon’s audited financial statements and its report on internal control over financial reporting for 2005 with Marathon’s management. We have discussed with the independent auditors, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented. We have received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and we have discussed with PricewaterhouseCoopers its independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements and the report on internal control over financial reporting for Marathon be included in the Company’s Annual Report on Form 10-K for 2005 for filing with the Securities and Exchange Commission.

Shirley Ann Jackson, Chair
Charles F. Bolden, Jr.
David A. Daberko
William L. Davis
Charles R. Lee
Dennis H. Reilley
Douglas C. Yearley

Information Regarding the Independent Registered Public Accounting Firm’s Fees, Services and Independence

Independent Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) for the years ended December 31, 2005 and 2004 were:

	2005	2004

	(in 000’s)	(in 000’s)

Audit(1)	$9,033	$8,770
Audit-Related	329	312
Tax
Tax Compliance	42	61
Other Tax	178	368
All Other	8	18

Total(2)	$9,590	$9,529

(1)	This amount includes $4.0 million and $4.3 million for the internal control assessment required by Section 404 of the Sarbanes-Oxley Act of 2002 in 2005 and 2004, respectively.

(2)	Effective January 1, 2003, the Audit Committee adopted the Audit Committee Policy for Pre-Approval of Audit, Audit- Related, Tax and Permissible Non-Audit Services. This policy is attached as Appendix I to this proxy statement. Commencing with 2003, the Audit Committee pre-approved all the fees and services included within the scope of this policy. The Audit Committee did not utilize the de minimus exception in 2005 or 2004.

The Audit fees for the years ended December 31, 2005 and 2004 were for professional services rendered for the audit of the consolidated financial statements and audit of internal control over financial reporting of the Company, statutory and regulatory audits, issuance of comfort letters, consents, and assistance with and review of documents filed with the SEC.

The Audit-Related fees for the years ended December 31, 2005 and 2004 were for assurance and related services related to employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax fees for the years ended December 31, 2005 and 2004 were for services related to tax compliance, including the preparation of tax returns and claims for refund; and tax planning and tax advice, including assistance with and representation in tax audits and appeals, preparation of individual income tax returns for expatriates and requests for rulings or technical advice from tax authorities.

Included in the 2004 tax fees is $200,000 of fees related to the completion of a contract with PricewaterhouseCoopers for a finding-based fee arrangement that commenced in 2001. The Company was reimbursed by United States Steel Corporation for the $200,000 paid to PricewaterhouseCoopers.

Further reducing the 2004 tax fees was a refund of fees totaling $287,573 related to a fee adjustment for the completion of a contract with PricewaterhouseCoopers for a finding-based fee arrangement that commenced in 1999.

All Other fees for the years ended December 31, 2005 and 2004 were for services rendered for accounting research software licenses, assistance with filing of statistical information with government agencies, and record storage services.

Compatibility of PricewaterhouseCoopers’ Services with its Independence

The Audit Committee has considered whether PricewaterhouseCoopers’ provision of the services provided under “All Other” above is compatible with maintaining PricewaterhouseCoopers’ independence, and the committee has determined that it is.

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known to Marathon to beneficially own five percent or more of the common stock of Marathon:

Amount and
Name and	Nature of	Percent of
Address of	Beneficial	Outstanding
Beneficial Owner	Ownership	Shares

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	46,852,610 (1)	12.8%(1)

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	22,538,055 (2)	6.15%(2)

(1)	Based on Schedule 13G dated February 6, 2006 (filed: February 10, 2006) which indicates that Capital Research and Management Company had sole voting power over 9,665,000 shares, shared voting power over no shares, sole dispositive power over 46,852,610 shares and shared dispositive power over no shares.

(2)	Based on Schedule 13G dated January 31, 2006 (filed: January 26, 2006) which indicates that Barclays Global Investors, NA is the beneficial owner of 22,538,055 shares and had sole voting power over 19,988,197 shares, shared voting power over no shares, sole dispositive power over 22,538,055 shares, and shared dispositive power over no shares. According to such Schedule 13G, (i) Barclays Global Investors, NA is the beneficial owner of 16,314,745 shares and has sole voting power over 13,985,826 shares, shared voting power over no shares, sole dispositive power over 16,314,745 shares, and shared dispositive power over no shares, (ii) Barclays Global Fund Advisors is the beneficial owner of 3,221,065 shares and has sole voting power over 3,203,828 shares, shared voting power over no shares, sole dispositive power over 3,221,065 shares, and shared dispositive power over no shares, (iii) Barclays Global Investors, Ltd. is the beneficial owner of 2,684,919 shares and has sole voting power over 2,481,217 shares, shared voting power over no shares, sole dispositive power over 2,684,919 shares, and shared dispositive power over no shares, and (iv) Barclays Global Investors Japan Trust and Banking Company Limited is the beneficial owner of 317,326 shares and has sole voting power over 317,326 shares, shared voting power over no shares, sole dispositive power over 317,326 shares, and shared dispositive power over no shares.

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of Marathon common stock beneficially owned as of January 31, 2006 by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. In calculating the percentage of outstanding stock, each listed person’s stock options that are or may be exercisable within sixty days have been added to the total outstanding shares.

			Performance	Stock Options/
			Shares/	Stock Settled SARs
			Restricted	Exercisable Prior	Total	% of Total
Name	Shares		Stock(4)	to 04/01/06(5)	Shares	Outstanding(7)

Charles F. Bolden, Jr.	8,022	(1)(2)			8,022	*
Clarence P. Cazalot, Jr.	237,748		97,500	289,609	624,857	*
David A. Daberko	12,343	(1)(2)(3)			12,343	*
William L. Davis	11,443	(1)(2)(3)(6)			11,443	*
Shirley Ann Jackson	12,359	(1)(2)(3)			12,359	*
Philip Lader	11,605	(1)(2)(3)			11,605	*
Charles R. Lee	25,867	(1)(2)(3)			25,867	*
Dennis H. Reilley	12,443	(1)(2)(3)			12,443	*
Seth E. Schofield	19,252	(1)(2)(3)			19,252	*
Thomas J. Usher	16,119	(1)(2)(6)			16,119	*
Douglas C. Yearley	18,557	(1)(2)(3)(6)			18,557	*
Gary R. Heminger	39,215	(3)	11,800	153,668	204,683	*
Janet F. Clark	6,000		45,000	31,231	82,231	*
Philip G. Behrman	28,637	(3)(6)	11,600	100,276	140,513	*
Steven B. Hinchman	21,403	(3)	10,500	91,232	123,135	*
All Directors and Executive Officers as a group (21 persons) (1)(2)(3)(4)(5)(6)					1,639,131	*

(1)	Includes annual retainer deferrals of Common Stock Units issued under the Deferred Compensation Plan for Non-Employee Directors and the 2003 Incentive Compensation Plan (“2003 Incentive Compensation Plan”) as follows:

Common Stock Units

Charles F. Bolden, Jr.	3,220
David A. Daberko	5,541
William L. Davis	4,642
Shirley Ann Jackson	6,466
Philip Lader	4,642
Charles R. Lee	19,065
Dennis H. Reilley	5,541
Seth E. Schofield	13,238
Thomas J. Usher	4,411
Douglas C. Yearley	12,756

(2)	Includes 4,802 Common Stock Units issued as annual non-retainer director stock awards under the 2003 Incentive Compensation Plan.

(3)	Includes shares held under the Marathon Thrift Plan, the United States Steel Savings Fund Plan for Salaried Employees, the Dividend Reinvestment and Direct Stock Purchase Plan, and the Non-Employee Director Stock Plan.

(4)	Reflects performance shares or restricted stock granted under the 2003 Incentive Compensation Plan, which are subject to limits on sale and transfer and can be forfeited under certain conditions. Includes 15,000 restricted shares granted to Ms. Clark pursuant to her employment agreement, which vest on January 16, 2007, the third anniversary of the date of grant.

(5)	The number of shares shown includes the shares each person would have received had they exercised their stock-settled SARs based on the fair market value (i.e., closing price) of Marathon’s common stock on January 31, 2006.

(6)	Includes 11,009 shares indirectly held by Mr. Usher through a Revocable Trust Account governed by a Revocable Trust Agreement, dated July 3, 2001, pursuant to which Mr. Usher is the settlor, co-trustee with his spouse and beneficial owner of the shares held in said account; includes 500 shares indirectly held by Mr. Yearley in a family trust; includes 1,000 shares indirectly held by Mr. Davis in the William L. Davis III Revocable Trust; and includes 200 shares held indirectly by Mr. Behrman through a Family Living Trust, pursuant to which Mr. Behrman’s mother-in-law is the beneficiary, and Mr. Behrman’s spouse is the trustee and has a remainder interest therein.

*(7)	The percentage of shares beneficially owned by each director or nominee, or each executive officer does not exceed one percent of the common shares outstanding; and the percentage of shares beneficially owned by all directors and executive officers of the Company, as a group, does not exceed one percent of the common shares outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires that the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Based solely on the Company’s review of the reporting forms and written representations provided to the Company from the individuals required to file reports, the Company believes that each of its executive officers and directors has complied with the applicable reporting requirements for transactions in the Company’s securities during the fiscal year ended December 31, 2005.

Executive Compensation and Other Information

The following table sets forth certain information concerning the compensation awarded to, earned by, or paid to Mr. Cazalot, President and Chief Executive Officer, and the other four most highly compensated executive officers of Marathon who were serving as executive officers at the end of 2005, for services rendered in all capacities during 2005, 2004 and 2003.
Summary Compensation Table

		Annual Compensation			Long-Term Compensation

				Other				All
Name				Annual	Restricted	Options/	LTIP	Other
and Principal		Salary(1)(2)	Bonus(2)(3)	Compensation(4)	Stock(5)	SARs(6)	Payouts(7)	Compensation(8)
Position	Year	($)	($)	($)	($)	(#)	($)	($)

C. P. Cazalot, Jr.	2005	1,075,000	2,800,000	228,962	1,077,750	176,800	9,489,696	190,292
President and Chief	2004	975,000	2,100,000	194,922		300,000	1,406,579	166,315
Executive Officer	2003	900,000	1,800,000	115,446		350,000	998,912	120,000

G. R. Heminger	2005	509,000	950,000	53,006	234,710	38,500	1,233,666	67,290
Executive Vice President	2004	448,750	615,000	89,542		39,100	445,669	57,742
	2003	415,000	515,000	41,229		82,590	328,378	51,900

J. F. Clark	2005	456,000	610,000	54,215	359,250	58,900	0	52,419
Senior Vice President and	2004	396,923	720,000	47,162	501,150	147,400	0	41,077
Chief Financial Officer

P. G. Behrman	2005	332,000	400,000	33,108	138,910	22,700	1,111,962	38,229
Senior Vice President,	2004	318,750	305,000	28,680		49,100	165,697	40,079
Worldwide Exploration	2003	300,000	350,000	36,320		36,100	117,114	30,884

S. B. Hinchman	2005	332,000	550,000	26,996	138,910	22,700	1,111,962	37,629
Senior Vice President,	2004	318,750	295,000	19,259		43,000	165,697	38,579
Worldwide Production	2003	300,000	325,000	14,392		36,100	117,114	35,400

(1)	The salaries shown in this column for 2005 and 2004 reflect three months at one annual salary rate and nine months at the new annual salary rate for all named officers, except for Ms. Clark who was hired January 5, 2004 at an annual salary of $400,000.

(2)	The amounts shown include salary and bonus earned as well as earned but deferred. All officers are eligible to defer up to 20% of their salary and bonus under an unfunded non-qualified deferred compensation plan. The investment options under the plan mirror the investment options offered to employees under the Marathon Oil Company Thrift Plan, except the Marathon common stock fund is not offered in the Marathon non-qualified plan.

(3)	The bonus amounts shown for Mr. Cazalot in 2005, 2004, and 2003 include a $200,000 annual retention bonus paid by Marathon pursuant to Mr. Cazalot’s employment agreement, which provides for the payment of a retention bonus of $200,000 on the first, second, third, fourth and fifth anniversaries of his employment date. Ms. Clark’s bonus amount for 2004 includes a $300,000 signing bonus paid by Marathon pursuant to Ms. Clark’s employment agreement of which one half ($150,000) was paid within 45 days of her hire date (January 5, 2004) and the other half ($150,000) was paid in December 2004.

(4)	Other Annual Compensation is summarized below:

		Dividends on	Personal
		Unvested	Use of	Club	Wellness	Tax &	Tax	Total Other
		Marathon	Company	Memberships	Reimbur-	Financial	Allowances &	Annual
		Stock(a)	Aircraft(b)	& Dues(c)	sements(d)	Planning(e)	Misc. Perks(f)	Compensation
	Year	($)	($)	($)	($)	($)	($)	($)

Mr. Cazalot	2005	224,159	645	4,158	0	0	0	228,962
	2004	190,979	0	3,943	0	0	0	194,922
	2003	101,760	956	4,140	0	8,590	0	115,446

Mr. Heminger	2005	29,041	3,728	10,937	300	7,015	1,985	53,006
	2004	27,017	0	61,783	0	105	637	89,542
	2003	22,164	0	9,177	419	9,049	420	41,229

Ms. Clark	2005	50,700	0	3,515	0	0	0	54,215
	2004	27,375	0	19,787	0	0	0	47,162

Mr. Behrman	2005	26,161	0	5,347	300	1,300	0	33,108
	2004	19,842	0	6,242	446	2,150	0	28,680
	2003	12,392	0	14,278	0	9,650	0	36,320

Mr. Hinchman	2005	24,820	2,176	0	0	0	0	26,996
	2004	19,259	0	0	0	0	0	19,259
	2003	12,392	0	0	0	2,000	0	14,392

(a)	Officers receive dividend payments on unvested performance shares and unvested restricted stock that are equivalent to the dividends received by all common stockholders.

(b)	The amounts shown in this column reflect the personal use of Company aircraft by the officers. In general, officers are not allowed to initiate personal trips on corporate aircraft. However, officers are permitted to invite their spouse or other guests to occasionally accompany them on business trips when space is available. When the spouse or guest’s travel does not meet the IRS standard for “business use,” the cost of that travel is imputed as income to the officer.

The amounts shown for 2005 reflect the variable costs of personal flights taken by the respective officers or their guests. Variable costs were calculated based on a methodology that reflects average costs of operating the aircraft, such as fuel costs, trip-related maintenance, crew travel expenses, trip-related fees and storage costs, on-board catering and communications charges, and other miscellaneous variable costs. Fixed costs that do not change based on usage such as pilot compensation, the purchase or lease costs of the aircraft, and maintenance not related to travel are excluded. The amount shown in this column for 2003 is based on the Company’s historical approach of reporting the income imputed to the officer for personal use of Company aircraft based on the Standard Industry Fare Level (“SIFL”) rates and related terminal charges, as allowed by the Internal Revenue Code. It was not administratively feasible to recalculate the 2003 amounts using the variable cost method described above.

(c)	Most officers are provided the use of one club membership. The amounts shown in this column reflect club initiation fees and associated membership dues. For 2004, the amounts shown include initiation fees for Mr. Heminger of $50,000 and for Ms. Clark of $18,511. The amounts shown for 2003 include initiation fees for Mr. Behrman of $9,900.

(d)	All Marathon employees, including officers, can receive reimbursements for fitness-related activities covered under a wellness program up to a specified maximum.

(e)	Officers are eligible for reimbursement for professional advice related to tax, estate, and financial planning up to a specified maximum.

(f)	The amount shown for Mr. Heminger in 2005 reflects a tax allowance in the amount of $1,811 for use of the corporate aircraft that met Marathon Petroleum Company LLC’s definition of business use but did not meet the IRS standard for business use. Additional amounts shown for Mr. Heminger in 2005, 2004 and 2003 reflect miscellaneous awards and associated tax allowances and reimbursable business expenses.

(5)	On May 25, 2005, all named executive officers received grants of restricted stock that are scheduled to vest in full on the third anniversary of the grant date. The dollar value of the grants reflected in the Summary Compensation Table was calculated by multiplying the number of shares granted by $47.90, which was the closing price of Marathon stock on the date of grant.

In 2004, under the terms of her employment agreement, Ms. Clark was granted 15,000 shares of restricted stock that are scheduled to vest in full on the third anniversary of the grant date, which was January 16, 2004. The dollar value of this grant was calculated by multiplying the number of shares granted by $33.41, the closing price of Marathon stock on the grant date.

Dividends are paid on all restricted stock grants.

The aggregate year end value of all unvested restricted stock awards reflected in the Summary Compensation Table was calculated using the December 30, 2005 closing stock price of $60.97. At year end, Mr. Cazalot held 22,500 restricted shares valued at $1,371,825, Mr. Heminger held 4,900 restricted shares valued at $298,753, Ms. Clark held 22,500 restricted shares valued at $1,371,825, and Messrs. Behrman and Hinchman each held 2,900 restricted shares valued at $176,813. All restricted stock will vest in full in the event of a change in control or the death of the officer. The shares will be forfeited if the officer leaves the Company prior to the vesting date.

(6)	In 2005, all grants were made in the form of stock options. In 2004, all grants with the exception of Ms. Clark’s hire grant were made in the form of stock appreciation rights. For her hire grant, Ms. Clark received 20,000 stock options with tandem stock appreciation rights on January 16, 2004. In 2003, all grants other than Mr. Heminger’s were made in the form of stock options with tandem stock appreciation rights. In 2003, Mr. Heminger was granted 30,200 Marathon stock options and 52,390 Ashland stock appreciation rights.

The portion of Mr. Heminger’s 2003 Ashland stock appreciation rights grant that would have vested in September 2006, consisting of 21,725 shares, was cancelled as a result of Marathon Oil Corporation’s acquisition of Ashland’s 38 percent interest in Marathon Ashland Petroleum LLC. As discussed in the Compensation Committee Report on page 47, Mr. Heminger and all other employees who similarly forfeited Ashland stock appreciation rights as a result of the acquisition were granted an award from Marathon in 2005 that will be paid out in cash as soon as administratively feasible after September 18, 2006, which was the original vesting date for the forfeited Ashland SARs.

(7)	The amounts in this column reflect the vested value of performance shares previously granted under the 1990 Stock Plan for the years 2005, 2004 and 2003. For 2005, the amounts shown also reflect the vested value of the performance shares previously granted and earned during the three-year performance period ending on December 31, 2005, under the 2003 Incentive Compensation Plan. These shares were vested by the Compensation Committee on January 29, 2006.

(8)	The amounts in this column are the amounts contributed by the Company under the tax-qualified Marathon Oil Company Thrift Plan and the related supplemental savings plans which provide officers with benefits (payable from general assets) that would otherwise be payable from the tax-qualified plan but for the Internal Revenue Code limits placed on that plan.

The following table sets forth certain information concerning stock options granted during 2005 to each executive officer named in the Summary Compensation Table under the 2003 Incentive Compensation Plan:
2005 Option Grants

	Individual Grants

		% of Total
		Options
	Number of Shares	Granted to	Grant		Grant Date
	Underlying Options	Employees	Price per	Expiration	Present
Name	Granted(1)	in 2005	Share ($)	Date	Value ($)(2)

C. P. Cazalot, Jr.	176,800	9.3	47.65	May 25, 2015	2,105,688
G. R. Heminger	38,500	2.0	47.65	May 25, 2015	458,535
J. F. Clark	58,900	3.1	47.65	May 25, 2015	701,499
P. G. Behrman	22,700	1.2	47.65	May 25, 2015	270,357
S. B. Hinchman	22,700	1.2	47.65	May 25, 2015	270,357

(1)	Stock options were granted to the named executive officers on May 25, 2005. One third of the options shown are exercisable on May 25, 2006, another third on May 25, 2007, and the final third on May 25, 2008. Options will fully vest upon death or retirement. For both retirement and death, options will remain exercisable until the earlier of May 25, 2015 or five years from the date of retirement or death. The terms of the options are unaffected by a termination due to disability, but all other terminations result in the forfeiture of unvested options. In addition, all options would become immediately exercisable upon a change in control as defined in the 2003 Incentive Compensation Plan. Upon the exercise of an option, officers receive the value equal to fair market value of a share on the date the option is exercised less the grant price per share.

(2)	The Company uses the Black-Scholes option pricing model to value the stock options as of the date of grant. The Black-Scholes value used for the May 25, 2005 grant is $11.91. The accuracy of this model depends on key assumptions about future interest rates, stock price volatility and dividend yields, among other factors. The grant date present value of these options was calculated using the variables below:

					Discount Rate –
		Expected Life		Annual Rate of	Bond Equivalent
Grant Date	Grant Price	in Years	Volatility	Quarterly Dividends	Yield

May 25, 2005	$47.65	5.50	27.61%	2.35%	3.83%

The ultimate values of the options will depend on the future market price of the Company’s stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an employee will realize upon exercise of an option will depend on the excess of the fair market value of the Company’s common stock less the grant price on the date the option is exercised.

The following table sets forth certain information concerning options and SARs exercised by each executive officer named in the Summary Compensation Table during 2005 together with the total number of options and SARs outstanding at December 31, 2005 and the year-end value of such options and SARs.
Option/SAR Exercises and Year-End Values

Aggregated 2005 Option/SAR Exercises and Year-End Option/SAR Values
as of December 31, 2005

				Number of Securities
				Underlying Unexercised		Value of Unexercised
		No. of Shares		Options/SARs at		In-the-Money Options/SARs
		Underlying	Total Value	December 31, 2005 (#)		at December 31, 2005(2) ($)
	Class of	Options/SARs	Realized(1)
Name	Stock	Exercised	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

C. P. Cazalot, Jr.	Marathon	760,000	23,698,339	333,333	493,467	11,008,822	11,963,404
G. R. Heminger	Marathon	2,000	55,843	159,366	74,634	5,148,305	1,582,939
	Ashland (3)	71,441	2,579,182	0	0	0	0
J. F. Clark	Marathon	6,000	73,710	49,799	150,501	1,363,931	3,292,051
P. G. Behrman	Marathon	30,000	662,565	107,432	67,468	3,391,984	1,624,632
S. B. Hinchman	Marathon	14,800	536,478	97,499	63,401	3,036,821	1,513,359

(1)	Represents the actual pre-tax gain, which is the fair market value of the shares on the date of exercise less the grant price. Shares obtained upon exercise and retained by the officer will be counted towards Marathon stock ownership requirements as described in the Compensation Committee Report.

(2)	Represents the potential pre-tax gain, which is the fair market value stock price less the grant price for all remaining exercisable and unexercisable options or SARs for which the grant price is less than the fair market value price. The fair market value is based on the closing price of Marathon’s common stock on December 30, 2005 which was $60.97. Exercisable options/ SARs have been held at least one year from the date of grant.

(3)	The amounts shown for Mr. Heminger reflect options and SARs granted by Ashland, Inc. in connection with Ashland’s 38% ownership of Marathon Ashland Petroleum LLC prior to June 30, 2005. In June 2005, Marathon acquired Ashland, Inc.’s 38% interest in Marathon Ashland Petroleum LLC. As of December 31, 2005, Mr. Heminger had no Ashland options or SARs remaining to exercise. As mentioned in the Compensation Committee Report, page 47, unvested Ashland SARs held by Marathon Ashland Petroleum employees on June 30, 2005, were forfeited and replaced with a cash award from Marathon that will be paid out to active recipients as of September 18, 2006.

As described in the Compensation Committee Report, in 2005 the Company granted long-term incentive awards in the form of performance units under the 2003 Incentive Compensation Plan. The following table reflects the units granted in 2005 to the named executives:
Long-Term Incentive Plans — Awards in Last Fiscal Year

	Number of	Performance or	Estimated Future Payouts
	Shares, Units or	Other Period
	Other Rights	Until Maturation	Threshold	Target	Maximum
Name	(#)	or Payout(1)	($)	($)	($)

C. P. Cazalot, Jr.	1,882,000	2005-2007	941,000	1,882,000	3,764,000
G. R. Heminger	410,200	2005-2007	205,100	410,200	820,400
J. F. Clark	627,300	2005-2007	313,650	627,300	1,254,600
P. G. Behrman	241,300	2005-2007	120,650	241,300	482,600
S. B. Hinchman	241,300	2005-2007	120,650	241,300	482,600

(1)	In May 2005, performance unit grants were made under the 2003 Incentive Compensation Plan. Vesting of these units is tied to Total Shareholder Return (“TSR”) as compared to the TSR of each of the member companies within the AMEX Oil Index (“XOI”). Each performance unit has a target value of $1 and is payable in cash, subject to a three-year performance period with payout varying from $0 to $2 based on actual performance. If an officer separates from service prior to the end of the performance period, the award is forfeited. In the event of the death of an officer or a change of control of the Company, all performance units would immediately vest at target levels. There are no dividends paid and no voting rights with performance units.

Compensation Committee Report on Executive Compensation

The Compensation Committee (the “Committee”) of Marathon Oil Corporation sets policies and administers programs regarding compensation for Marathon and Marathon Petroleum Company LLC executive officers and regularly reports its actions to the Board. The Committee is comprised only of independent, non-employee directors. The members who serve on the committee are Mr. Yearley, Mr. Davis, Dr. Jackson, Mr. Lader, Mr. Reilley, and Mr. Schofield.

The purpose of this report is to summarize the philosophy, compensation components and specific program objectives that are considered by the Committee when making decisions regarding compensation for executive officers.

Compensation Philosophy	Compensation programs for officers are designed to attract, retain, and motivate employees who are responsible for making significant contributions to the achievement of corporate goals and objectives. The Committee reviews on an annual basis all elements of officers’ compensation. The Committee believes that the total compensation package offered to officers is reasonable.

The principal elements of our officers’ compensation program are:

• Base salary

• Annual cash bonus award

• Long-term incentive awards (performance units, stock options and restricted stock)

Annual cash bonus and long-term incentive compensation, which are provided under the stockholder-approved 2003 Incentive Compensation Plan (the “Incentive Plan”), are performance based and provide the primary opportunity for increased compensation levels.

Overall, executive compensation at Marathon is designed to provide total compensation opportunities that are at the median level as compared to our peers. Actual awards earned under our incentive compensation programs will vary based upon the performance of both the Company and the individual officer. When performance goals are exceeded, incentive compensation is intended to be above the median. When performance is below our objectives, incentive compensation, if provided, is intended to be below the median.

The Committee has hired an independent compensation consultant who reports directly to the Committee. The consultant provides them with expert advice and comparative data on executive compensation. With the help of the consultant, the Committee regularly compares the salary, annual bonus and long-term incentive opportunities for the CEO and other officers with those of similar positions at companies within our industry where we compete for talent. Since Marathon is in a somewhat unique position as a mid-sized integrated oil and gas company, a broad range of industry companies is utilized for competitive compensation comparisons. This includes upstream, downstream and integrated companies such as Amerada Hess, ConocoPhillips, Chevron, Anadarko, Occidental, Sunoco and Valero. When sufficient data is not available general industry data is also used.

The Committee believes that stock ownership requirements encourage officers to maintain a significant financial stake in the Company, thus reinforcing the alignment of their interests with those of Marathon’s stockholders. Consistent with this philosophy, in 2003 the Committee established stock ownership guidelines that require all Marathon officers to acquire and hold significant levels of Marathon common stock. An individual will be allowed up to five years from the implementation of the guidelines or, if later, his or her appointment to a Marathon officer position, to reach the minimum required level of Marathon common stock ownership. Requirements are as follows:

• Chief Executive Officer — 225,000 shares

• Executive Vice President — 60,000 Shares

• Chief Financial Officer — 60,000 shares

• Senior Vice Presidents — 42,000 shares

• Vice Presidents — 12,000 shares

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that Marathon may deduct in any one year for the CEO and the four other named executive officers, as reported in the Proxy Statement. Marathon’s performance-based compensation awards granted under the shareholder approved Incentive Plan, including stock options, are not subject to this limit. The Committee realizes that a portion of Mr. Cazalot’s compensation, including the restricted stock granted in 2005, is not deductible but believes this level of pay is reasonable based upon the competitive environment and the strong performance of the Company under his leadership. The Committee also reserves the right to award non-deductible pay in certain situations, including but not limited to inducement awards, transaction-related awards, or when warranted by performance.

Base Salary	Salary administration for officers is based upon the following criteria:

• Officer Performance — Actual salary adjustments are based primarily upon the officer’s performance, including living the Marathon values.

• External Competitiveness — Overall salary competitiveness is reviewed annually based on peer company data as provided by our independent consultant. The salary for each position is designed to fall at or near the 50th percentile for similar positions at companies within our industry where we compete for talent.

• Internal Equity — The salary level for each officer and corresponding position is designed to accurately reflect its relative “value” to the Company.

Annual Bonus Awards	The Committee approves annual bonus awards. The officers’ bonus program is performance-based and is intended to closely link annual bonus payments to the Company’s actual performance. The Committee believes that the individual bonus awards should be mainly based upon operational, absolute and relative performance metrics.

During the first quarter of 2005 the Committee established a bonus pool based on a percentage of the Company’s income from operations for the year, which then determined the maximum amount of bonuses that could be paid to officers. In addition, the Committee established performance measures for the officers that were specifically related to the success of the Company and the respective business unit segments. Several of the performance metrics are based on the Company’s relative performance within the industry. The program includes additional metrics that are based on non-price measures such as costs, reserves, production, and mechanical availability, each of which has a performance target that is competitive for the industry.

After the close of 2005, the Committee reviewed the Company’s income from operations and certified the amount available in the bonus pool. The Committee awarded individual bonuses to each officer from the pool, based upon the overall success of the Company in the prior year, attainment of the pre-established performance measures, the individual’s bonus target, and his or her overall performance.

Marathon’s annual bonus target opportunities for executive officers are designed to provide awards that are generally competitive with annual bonus target opportunities for similar positions at peer companies. However, since actual bonus payouts are closely tied to performance, exceptional bonuses are awarded for superior performance and reduced or no bonuses are given for performance below our objectives.

The performance measures used for consideration of the 2005 bonus payments are listed below. Each officer’s bonus payment was tied to the performance measures (among those listed) that correspond to the success of his or her respective business unit segment.

• Upstream Adjusted Net Income per Barrel of Oil Equivalent Competitive Comparison

• Downstream Adjusted Operating Income per Barrel of Crude Oil Throughput Competitive Comparison

• Net Proved Reserve Additions

• Net Production

• Upstream Unit Cost per Barrel of Oil Equivalent

• Safety Performance

• Environmental Impact Measures

• Downstream Return on Capital Employed

• General & Administrative Expense

• Refining Mechanical Availability

• Marathon Oil Corporation Stock Price Competitive Comparison

• Individual Performance, including Living the Marathon Values

The Committee confirmed the performance achievements prior to the payment of awards. The Committee reserves the right to adjust or eliminate an annual bonus award that would otherwise be payable based on its assessment of overall performance.

Grants of Long Term Incentive Awards	Long-term incentive awards are a critical element in the mix of compensation as they provide a direct link to stockholder interests. Our objective in making long- term incentive grants is to provide officers with opportunities to receive competitive levels of compensation for meeting performance objectives, exceptional rewards for superior performance, and reduced or no rewards for performance below our objectives. All awards were granted under the stockholder approved Incentive Plan.

Prior to making grants the Committee establishes a long-term incentive dollar value for each officer based on competitive data, individual performance and internal equity. In 2005, this value was delivered 40 percent in performance units, 40 percent in stock options and 20 percent in time-based restricted stock. This value may differ significantly from the actual value ultimately realized by the officers based on the absolute and relative performance of Marathon stock over the life of the awards.

Performance Units

In May 2005, the Committee granted cash-settled performance units to the officers that are subject to a three-year, performance-based vesting period. The vesting of each unit is tied to Marathon’s Total Shareholder Return (“TSR”) as compared to the TSR for each of the member companies within the AMEX Oil Index (“XOI”) for the three-year period commencing January 1, 2005. The target value of each performance unit is $1, with the actual payout varying from $0 to $2 based on the Committee’s review of relative TSR performance. If an officer separates from service prior to the end of the performance period, the award is forfeited. In the event of the death of an officer or a change in control prior to the end of the performance period, the performance units will vest at target.

Stock Options

Another form of long-term performance based compensation granted by the Committee was stock options. The awarding of stock options was a change from the prior year’s practice of granting stock-settled stock appreciation rights (“Stock SARs”). This change was due to the uncertainty surrounding share counting and reporting rules for Stock SARs.

All stock options have an exercise price per share equal to the fair market value of the stock on the day of grant. Therefore, the Committee believes that all stock options are inherently performance based as option holders do not realize any benefits unless the value of Marathon stock increases. Re-pricing is not permitted under the Incentive Plan.

Stock options granted in 2005 have a three-year pro-rata vesting period and a maximum term of 10 years. Stock option recipients have no stockholder rights until the stock option has been exercised. The stock options will be fully vested upon death, retirement, or a change in control.

Restricted Stock

In addition, the Committee also granted 20 percent of the long-term incentive value in the form of time-based restricted stock. The Committee chose to grant time-based restricted stock to diversify the mix of long-term compensation and to more closely align with competitive market practices. The restricted stock award will 100% vest three years from the date of grant. Restricted stock recipients will have voting rights and receive dividends on the unvested restricted shares. If an officer separates from service prior to the end of the restriction period, the award is forfeited. In the event of the death of the officer or upon change in control, the award fully vests.

Vesting of Performance Awards	1990 Stock Plan Vesting for Performance Achieved 2002 through 2004

In May 2005, the Committee approved final vesting of performance shares granted in 2000 under the 1990 Stock Plan. Vesting of these shares was based entirely on the achievement of pre-established performance measures over the course of a three-year performance period, as compared with peer group performance. The pre-established measures used for determining this 2005 vesting were as follows:

• Net Income from Operations per Barrel of Oil Equivalent Competitive Comparison

• Oil and Gas Reserve Replacement Ratio

• Earnings Before Interest, Taxes and Depreciation as a Percent of Total Assets

• Safety Performance

• Adjusted Operating Income per Barrel of Crude Oil Throughput Competitive Comparison

There will be no further granting of equity from the 1990 Stock Plan.

2003 Incentive Compensation Plan Vesting for Performance Achieved 2003 through 2005

In January 2006, the Committee approved the first vesting of performance shares under the 2003 Incentive Compensation Plan. Vesting of these shares was based entirely on the Company’s TSR achieved as compared to the TSR for each of the member companies within the AMEX Oil Index (“XOI”) over the period April 1, 2003 through December 31, 2005. For this period, the Company ranked in the second quartile in total shareholder return. As a result, the Committee vested a number of shares for each officer in accordance with the pre-established vesting matrix. The Committee believes that the vested value is appropriate because the award recipients are realizing the same strong stock performance as other shareholders.

MAP Acquisition– Forfeited Stock Appreciation Rights	In June 2005, Marathon Oil Corporation acquired Ashland, Inc.’s thirty-eight percent interest in Marathon Ashland Petroleum LLC (now known as Marathon Petroleum Company LLC). As a result of the acquisition, certain Marathon Petroleum Company LLC employees forfeited Ashland stock appreciation rights previously granted to them. As a replacement for these forfeited awards, Marathon established a cash retention program for the affected Marathon Petroleum Company LLC employees. The value of each eligible employee’s cash retention award is a fixed dollar amount which is equal to the value of the forfeited SARs as based upon the average Ashland stock price during the month preceding the acquisition. The award will be paid out as soon as administratively feasible after September 18, 2006, which was the original vesting date for the forfeited Ashland SARs. If a recipient separates from service prior to this vesting date, the award is forfeited. Mr. Heminger was the only named executive officer who received this award, which was valued at $772,976.

Other Benefits	Certain other benefit programs are also made available to officers. The Committee believes that these programs generally reflect prevailing market practices in the industry and are reasonable supplements to the overall compensation program.

Officers are eligible to defer up to 20 percent of their salary and bonus each year under a non-qualified deferred compensation program. The investment options available under the plan mirror those available to all employees under the qualified Thrift Plan. In addition, officers and certain other highly compensated employees are eligible for the Excess Benefit Plan, which is an unfunded plan that provides benefits that would have been payable from the Company’s tax-qualified Thrift and Retirement Plans but for the limits the Internal Revenue Code places on those plans. A change in control severance benefit arrangement is also in place to protect officers in the event they are terminated as a result of a change in control, as described on page 54.

During 2005, the Committee closely monitored the regulatory developments under Internal Revenue Code Section 409A, which was enacted as part of the American Jobs Creation Act of 2004 (the “Act”) and deals with specific tax rules for non-qualified deferred compensation plans. The Company intends to amend and restate its non-qualified deferred compensation plans prior to the expiration of the transition period on December 31, 2006 in order to ensure its plans are in full compliance with the Act. During 2005, the Company revised the distribution procedures under the plans as necessary to comply with transitional guidance.

A limited perquisite program is also made available to officers. Under the program, officers may seek reimbursement for certain tax, estate, and financial planning services up to a specified annual maximum. In addition, officers are offered the use of club memberships.

In general, officers are not allowed to initiate personal trips on corporate aircraft. However, officers are permitted to invite their spouse or other guests to occasionally accompany them on business trips when space is available. When the spouse or guest’s travel does not meet the IRS standard for “business use,” the cost of that travel is imputed as income to the officer.

Chief Executive Officer	Mr. Cazalot’s total compensation is determined in the same manner as the compensation of other executive officers.

The Committee recognizes Marathon’s continued success under Mr. Cazalot’s leadership, especially the outstanding results achieved for 2005. Highlights of Marathon’s 2005 achievements that influenced his compensation are as follows:

• Achieved a three-year total shareholder return of 220 percent, which includes a 69 percent total shareholder return for 2005 alone

• Acquired full ownership of Marathon Ashland Petroleum LLC by purchasing Ashland’s 38 percent interest in the downstream business

• Reached agreement with the Libyan National Oil Corporation on the terms of Marathon’s return to Libya

• Achieved outstanding operational results while sustaining solid environmental performance and achieving a best ever safety record:

—	Exploration and Production

■	Added net proved reserves of approximately 282 million barrels of oil equivalent

■	Completed the Equatorial Guinea liquefied petroleum gas (LPG) plant expansion project

■	Progressed the offshore Norway Alvheim development project to 43 percent completion at year end

■	Sanctioned Neptune deepwater development in the Gulf of Mexico

■	Increased total oil and natural gas sales volumes, at competitive finding and development costs, despite two major hurricanes in the Gulf of Mexico

■	Achieved strong exploration success with eight discoveries from 11 significant wells

—	Refining, Marketing and Transportation

■	Completed 26,000 barrels per day (bpd) expansion of Detroit refinery

■	Initiated front-end engineering and design for a potential 180,000 bpd expansion of the Garyville, Louisiana refinery

■	Maintained outstanding refinery mechanical reliability and achieved record refinery total throughput rates for the year

■	Achieved record refined product sales volumes of 1,454,900 bpd for the year

■	Speedway SuperAmerica LLC (SSA) achieved significant same store gasoline sales volume growth

■	SSA increased same store merchandise sales by greater than 9 percent for 12 consecutive quarters

—	Integrated Gas

■	Accelerated Equatorial Guinea liquefied natural gas (LNG) Train 1 construction project which is ahead of schedule at 66 percent complete at year end

■	Initiated LNG supply contract to utilize Elba Island, Ga., re-gas terminal access rights

After reviewing the achievements of the Company under his leadership, as well as examining competitive CEO pay data provided by an independent consultant, the Committee approved a base salary of $1,200,000 for Mr. Cazalot, effective April 1, 2006.

Mr. Cazalot is eligible for the officers’ annual bonus program as described above. For 2005, his annual bonus target was set at the median level as compared to other CEO bonus targets among our peer companies. On both a Company and individual level, 2005 performance significantly exceeded established performance goals; therefore, Mr. Cazalot was paid a bonus of $2,600,000 for 2005.

Like all other officers, in May 2005 he also received long-term incentive awards in the form of performance units, stock options and time-based restricted stock. Mr. Cazalot’s long-term incentive awards were based on the Committee’s evaluation of his performance as well as industry comparative data.

As reported in prior proxy statements, long-term incentive awards have been granted to the officers in the form of performance shares under the 1990 Stock Plan and the Incentive Plan. The performance measurement periods for certain awards have expired, thus, along with all other officers, Mr. Cazalot has vested in performance shares based on the performance levels achieved. In May 2005, he vested in 38,340 shares that were granted in 2000 under the 1990 Stock Plan, based upon the achievement of the pre-established performance metrics described above. In January 2006, Mr. Cazalot vested in 99,750 performance shares that were granted in 2003 under the Incentive Plan. This vesting was based upon the Company’s second quartile ranking for relative total shareholder return during the performance period, as also described above.

The Committee believes Mr. Cazalot’s total compensation is competitive relative to his industry peers and appropriately reflects the outstanding performance of Marathon in 2005.

Douglas C. Yearley, Chair
William L. Davis
Shirley Ann Jackson
Philip Lader
Dennis H. Reilley
Seth E. Schofield

Stockholder Return Performance Presentation

The line graph below compares the yearly change in cumulative total stockholder return for our common stock with the cumulative total return of the AMEX Oil Index, the Standard & Poor’s Domestic Integrated Oil Index and the Standard & Poor’s 500 Stock Index. Vesting of performance shares and performance units granted under the 2003 Incentive Compensation Plan is based entirely on the Company’s total stockholder return achieved as compared to the total stockholder return for each of the member companies within the AMEX Oil Index (XOI). Because the AMEX Oil Index is used for this comparison, the Company is selecting the AMEX Oil Index as the new line-of-business index. The S&P Integrated Oil Index will not be presented in future years.

Comparison of Cumulative Total Return
on $100 Invested in Marathon Stock on December 31, 2000
vs.
AMEX Oil Index, S&P Domestic Integrated Oil Index and S&P 500(1)

			S&P Integrated
	MRO	S&P 500	Oil Index	AMEX Oil Index

Dec-00	100.00	100.00	100.00	100.00
Dec-01	111.00	88.00	94.00	99.00
Dec-02	82.00	69.00	83.00	88.00
Dec-03	132.00	88.00	105.00	114.00
Dec-04	155.00	98.00	135.00	151.00
Dec-05	256.00	103.00	159.00	210.00

(1) Total return assumes reinvestment of dividends.

Certain Relationships and Related Party Transactions

United States Steel Corporation	Effective January 31, 2006, Thomas J. Usher retired as Chairman of the board of directors, and Dr. Shirley Ann Jackson retired as a director of United States Steel Corporation. As a result of these retirements, three remaining members of Marathon’s board of directors are also directors for United States Steel.

The Separation

On December 31, 2001, Marathon disposed of its steel business through a tax-free distribution of the common stock of its wholly-owned subsidiary United States Steel to holders of USX-U.S. Steel Group common stock in exchange for all outstanding shares of USX-U.S. Steel Group common stock on a one-for-one basis. As a result, Marathon and United States Steel entered into a number of agreements governing their future relationship.

Obligations Associated with Financings

Marathon remains obligated (primarily or contingently) for certain debt and other financial arrangements for which United States Steel has assumed responsibility for repayment under the terms of the separation. As of December 31, 2005, Marathon has identified $597 million of financial obligations, which have been assumed by United States Steel. These financial obligations will continue in 2006.

Other Transactions

In 2005, Marathon made payments to United States Steel related to a federal tax audit settlement for years prior to the separation. During 2005, amounts paid by either party to the other party were less than 5% of the receiving party’s consolidated gross revenues for that period.

Also in 2005, Marathon had sales of natural gas to United States Steel totaling $29.3 million and sales of refined products of $1.6 million. Marathon purchased raw materials from United States Steel in the amount of $38.9 million. These transactions were in the ordinary course of business and at competitive prices and terms.

Barclays Global Investors, NA	Barclays Global Investors, NA and its affiliates own greater than 5% of the outstanding common stock of Marathon. In 2005, Marathon and affiliates of Barclays were parties to commodity-based derivative contracts, which resulted in net cash settlement payments to Barclays in the amount of $3.0 million.

Other Transactions	Other than as provided above, the Company and its subsidiaries have had transactions with entities with which certain directors were affiliated in the regular course of business since January 1, 2005. Our Board of Directors has given due consideration to these transactions and has determined that no director had a material interest in any such transaction. Such transactions were in the ordinary course of business and at competitive prices and terms. We anticipate that similar transactions will occur in 2006.

Pension Benefits

Marathon provides retirement benefits to its employees, including the named executive officers, under the Retirement Plan of Marathon Oil Company or the Marathon Petroleum Company LLC Retirement Plan (Retirement Plan). The formulas under the two plans that are currently applicable to the named executive officers are the same. The following table shows the annual pension benefits for retirement at age 65 for various levels of eligible earnings which would be payable to employees retiring with the years of service shown. The table is based on a formula of a specified percentage (dependent on years of participation in the applicable Retirement Plan) of average annual eligible earnings in the three consecutive years of the ten years prior to retirement in which such earnings were highest.

	Retirement Plan of Marathon Oil Company
Final Average Annual	Marathon Petroleum Company LLC Retirement Plan
Pay For Highest	Table of Pension Benefits
Three Consecutive
Years In Ten-Year
Period Preceding	Annual Benefits for Years of Participation
Retirement	1 Year	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years

$100,000	$1,284	$6,409	$12,822	$19,231	$25,642	$32,052	$38,462	$44,873
300,000	4,488	22,405	44,826	67,231	89,642	112,052	134,462	156,873
500,000	7,692	38,401	76,830	115,231	153,642	192,052	230,462	268,873
700,000	10,896	54,397	108,834	163,231	217,642	272,052	326,462	380,873
900,000	14,100	70,393	140,838	211,231	281,642	352,052	422,462	492,873
1,100,000	17,304	86,389	172,842	259,231	345,642	432,052	518,462	604,873
1,300,000	20,508	102,385	204,846	307,231	409,642	512,052	614,462	716,873
1,500,000	23,712	118,381	236,850	355,231	473,642	592,052	710,462	828,873
1,700,000	26,916	134,377	268,854	403,231	537,642	672,052	806,462	940,873
1,900,000	30,120	150,373	300,858	451,231	601,642	752,052	902,462	1,052,873
2,100,000	33,324	166,369	332,862	499,231	665,642	832,052	998,462	1,164,873
2,300,000	36,528	182,365	364,866	547,231	729,642	912,052	1,094,462	1,276,873
2,500,000	39,732	198,361	396,870	595,231	793,642	992,052	1,190,462	1,388,873
2,700,000	42,936	214,357	428,874	643,231	857,642	1,072,052	1,286,462	1,500,873
2,900,000	46,140	230,353	460,878	691,231	921,642	1,152,052	1,382,462	1,612,873
3,200,000	50,946	254,347	508,884	763,231	1,017,642	1,272,052	1,526,462	1,780,873
3,500,000	55,752	278,341	556,890	835,231	1,113,642	1,392,052	1,670,462	1,948,873
3,800,000	60,558	302,335	604,896	907,231	1,209,642	1,512,052	1,814,462	2,116,873
4,100,000	65,364	326,329	652,902	979,231	1,305,642	1,632,052	1,958,462	2,284,873

In order to comply with the limitations prescribed by the Internal Revenue Code, pension benefits will be paid directly by Marathon Oil Company or Marathon Petroleum Company LLC pursuant to a non-qualified retirement plan when they exceed the amounts permitted by the Code to be paid from federal income tax qualified pension plans. In addition to providing benefits in excess of the Code limits, the terms of the non-qualified retirement plans provide enhanced benefits for all officers based on bonuses earned during their last ten years of employment. These additional benefits are based on the difference between (i) the sum of the three highest bonuses paid during the final ten years of employment, and (ii) the sum of the three bonuses included under the definition of final average earnings used in the Marathon retirement plans. As of February 1, 2006, this enhancement did not result in an increase in benefits for Ms. Clark, Mr. Behrman or Mr. Hinchman. As of February 1, 2006, it is estimated that Mr. Cazalot and Mr. Heminger will be entitled to receive annual benefits of $12,444 and $11,409, respectively, beginning at age 65 under this enhancement feature of the non-qualified retirement plans.

Covered earnings include pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Marathon Oil Company Thrift Plan, deferred compensation contributions, and incentive compensation bonuses. These earnings for the named executive officers are reported in the salary and bonus columns of the Summary Compensation Table on page 37. The benefits reflected in the table above are based upon a straight life annuity form of benefit and include the applicable Social Security offset as defined by the Retirement Plans.

As of January 31, 2006, Mr. Cazalot is credited with 5.83 years of participation, Mr. Heminger 25.17, Ms. Clark 2.00, Mr. Behrman 5.33, and Mr. Hinchman 25.58.

Mr. Heminger also participated for 6.42 years in the Speedway SuperAmerica LLC sub-plan of the Marathon Petroleum Company LLC Retirement Plan. (Mr. Heminger’s benefit from this Plan is a grandfathered benefit calculated using the Petroleum Marketing Retirement Plan (PMRP) formula. This benefit formula was grandfathered as of December 31, 1998.) The following table shows the annual pension benefits for retirement at age 65 under the PMRP formula for various levels of eligible earnings which would be payable to employees retiring with the years of service shown. The table is based on a formula of a specified percentage (dependent on years of participation in the Plan) of average annual eligible earnings in the final three years prior to retirement.

Speedway SuperAmerica LLC Sub-Plan of the

Marathon Petroleum Company LLC Retirement Plan
Table of Pension Benefits

Final Average
Annual Pay
for the Final
Three Years
Preceding	Annual Benefits for Years of Participation
Retirement	1 Year	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years

$100,000	$1,523	$7,616	$15,231	$22,847	$30,462	$38,078	$38,078	$38,078
300,000	5,523	27,616	55,231	82,847	110,462	138,078	138,078	138,078
500,000	9,523	47,616	95,231	142,847	190,462	238,078	238,078	238,078
700,000	13,523	67,616	135,231	202,847	270,462	338,078	338,078	338,078
900,000	17,523	87,616	175,231	262,847	350,462	438,078	438,078	438,078
1,100,000	21,523	107,616	215,231	322,847	430,462	538,078	538,078	538,078
1,300,000	25,523	127,616	255,231	382,847	510,462	638,078	638,078	638,078
1,500,000	29,523	147,616	295,231	442,847	590,462	738,078	738,078	738,078

In order to comply with the limitations prescribed by the Internal Revenue Code, pension benefits will be paid directly by Speedway SuperAmerica LLC pursuant to a non-qualified retirement plan when they exceed the amounts permitted by the Code to be paid from federal income tax qualified pension plans. In addition to providing benefits in excess of the Code limits, the terms of the SSA non-qualified retirement plan provide enhanced benefits for eligible highly compensated employees based on pay earned after December 31, 1998 and applied to the grandfathered PMRP formula. These additional benefits are based on the difference between (i) the applicable covered earnings prior to December 31, 1998, and (ii) the applicable covered earnings during the final three years of employment. As of February 1, 2006, it is estimated that Mr. Heminger will be entitled to receive annual benefits of $10,043 beginning at age 65 under this enhancement feature of the non-qualified retirement plan.

Covered earnings under the SSA sub-plan include pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Retirement Savings Plan, deferred compensation contributions, and incentive compensation bonuses. These earnings for Mr. Heminger are reported in the salary and bonus columns of the Summary Compensation Table on page 37. The benefits reflected in the table above are based upon a straight life annuity form of benefit and include the applicable Social Security offset as defined by the Plan.

Change in Control Arrangements and Employment Contracts

We believe that if a change in control of Marathon becomes possible our key officers should be encouraged to continue their dedication to their assigned duties. For that reason, we have entered into agreements with each of the current officers named in the Summary Compensation Table on page 37 that provide, if an officer’s employment is terminated under certain circumstances following a change in control or during a potential change in control period, the officer will be entitled to the following severance benefits:

• a cash payment of up to three times the sum of the officer’s current salary plus the highest bonus in the three years before the termination or change in control;

• life and health insurance benefits for up to 36 months after termination at the lesser of current cost or active employee cost;

• an additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits;

• a cash payment equal to the actuarial equivalent of the difference between amounts receivable by the officer under our pension plans and those which would be payable if (a) the officer had an additional three years of service credit, (b) the officer’s final average pay had included his or her highest annual bonus from the preceding three years, (c) for purposes of determining early retirement commencement factors, the officer had three additional years of service credit and three additional years of age, and (d) the officer’s pension had been fully vested;

• a cash payment equal to the difference between amounts receivable under our savings or thrift plans and amounts which would have been received if the officer’s savings had been fully vested; and

• a cash payment of the amount necessary to ensure that the payments listed above are not subject to net reduction due to the imposition of federal excise taxes.

In addition, immediately upon a change in control or upon an officer’s termination of employment during a potential change in control, the officer’s outstanding stock options and stock appreciation rights will be fully vested and exercisable, and the officer’s restricted stock will be fully vested.

Each agreement is automatically extended each year unless we notify the officer that we do not wish it extended. In any event, however, each agreement continues during a potential change in control period and for two years after a change in control. The severance benefits are payable if, any time after a change in control or during a potential change in control period, the officer’s employment is terminated for good reason or is terminated for other than cause or disability. The severance benefits are not payable if termination is due to the officer’s death or disability, is by Marathon for cause, is by the officer for other than good reason, or occurs after the officer reaches age 65.

The definition of a change in control for purposes of these agreements is complex but is summarized as follows. It includes any change in control required to be reported in response to Item 6(e) of Schedule 14A under the Securities Exchange Act of 1934 and provides that a change in control will have occurred if:

• any person not affiliated with Marathon acquires 20 percent or more of the voting power of our outstanding securities;

• the Board no longer has a majority made up of (1) individuals who were directors on the date of the agreements and (2) new directors (other than directors who join the Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the date of the agreements or (b) were themselves previously approved by the Board in this manner;

• we merge with another company and our stockholders end up with less than 50 percent of the voting power of the new entity;

• our stockholders approve a plan of complete liquidation of Marathon; or

• we sell all or substantially all of Marathon’s assets.

In addition, if any person takes certain actions or enters into an agreement that could effectuate a change in control, a potential change in control will have occurred.

In March 2000, Marathon entered into an employment contract with Mr. Cazalot. Pursuant to the terms and conditions of the contract that remain applicable, Mr. Cazalot is entitled to a retention bonus of $200,000 on the first, second, third, fourth and fifth anniversaries of his employment date (which was March 3, 2000). He also received an initial stock option grant for 300,000 shares of Marathon common stock with an option price determined in accordance with the 1990 Stock Plan that vested in one-third increments on the third, fourth and fifth anniversaries of the date of grant (which was March 3, 2000). Mr. Cazalot is also eligible for all of Marathon’s existing and future employee benefit programs applicable to executive officers.

In December 2003, Marathon entered into an employment contract with Ms. Clark. Under the terms and conditions of the contract that remain applicable, Ms. Clark received an initial stock option grant for 20,000 shares of Marathon common stock, with an option price equal to the fair market value of Marathon common stock on the date of grant (January 16, 2004). The option is scheduled to vest in one-third increments on each of the first three anniversaries of the grant date. Ms. Clark also received a grant of 15,000 shares of time-based restricted stock that is scheduled to vest on the third anniversary of the date of grant (January 16, 2004). Pursuant to the contract, Ms. Clark is also entitled to receive the same additional benefits that other Marathon executives at her level receive.

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple Marathon Stockholders

If you have consented to the delivery of only one set of proxy materials to multiple Marathon stockholders who share your address, then only one proxy statement is being delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at (713) 629-6600 (please ask for Investor Relations) or write to us at Marathon Oil Corporation, Investor Relations Office, P.O. Box 3128, Houston, Texas, 77210-3128. Stockholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

By order of the Board of Directors,

William F. Schwind, Jr.
Secretary

March , 2006

APPENDIX I

Marathon Oil Corporation

Audit Committee Policy
For
Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

Statement of Purpose and Scope

The purpose of this policy is to provide procedures to comply with Section 202 of the Sarbanes-Oxley Act of 2002 regarding pre-approval of all audit, audit-related, tax and permissible non-audit services provided by Marathon Oil Corporation’s independent auditor. All audit, audit-related, tax and permissible non-audit services, except as noted under the de minimus exception herein, for Marathon Oil Corporation and its consolidated entities (collectively, the “Company”) requires pre-approval by the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) prior to commencement of such services from the Company’s independent auditor.

Procedures

The following procedures will be followed for pre-approving all audit, audit-related, tax and permissible non-audit services.

1. In accordance with Section 202 of the Sarbanes-Oxley Act of 2002, the Committee shall pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception below. The appendices to this policy describe the audit (Appendix A), audit-related (Appendix B), tax (Appendix C) and permissible non-audit (Appendix D) services that shall be pre-approved by the Committee.

2. The Committee may pre-approve any audit, audit-related, tax and permissible non-audit services up to one year in advance for the ensuing year.

3. The Committee may pre-approve services by specific categories pursuant to a forecasted budget.

4. In the fourth quarter of each year, the Chief Financial Officer (“CFO”) shall present a forecast of audit, audit-related, tax and permissible non-audit services for the ensuing year to the Committee for approval. Throughout the next year on an “as needed” basis, the CFO shall, in coordination with the independent auditor, provide an updated budget of audit, audit-related, tax and permissible non-audit services to the Committee.

5. Audit Services.

a. The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Committee. The Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

b. In addition to the annual audit services approved by the Committee, the Committee may grant pre-approval for other audit services, which are those services that only the independent auditor can provide. The Committee shall pre-approve the audit services listed in Appendix A. All other audit services not listed on Appendix A must be separately pre-approved by the Committee.

6. Audit-Related Services. Audit-related services are services reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Committee believes that the performance of audit-related services does not impair the independence of the auditor and has approved the audit-related services listed in Appendix B. All other audit-related services not listed on Appendix B must be separately pre-approved by the Committee.

7. Tax Services. Tax services include services such as tax compliance, tax planning and tax advice. The Committee believes that the performance of tax services does not impair the independence of the auditor and shall pre-approve the tax services listed in Appendix C. All tax services not listed on Appendix C must be separately pre-approved by the Committee.

8. Permissible Non-Audit Services. Permissible non-audit services are services that are not prohibited services as set forth in Exhibit 1 hereto. The Committee believes that the performance of permissible non-audit services does not impair the independence of the auditor and shall pre-approve the services listed in Appendix D. All permissible non-audit services not listed on Appendix D must be separately pre-approved by the Committee.

De Minimus Exception

The pre-approval requirement for permissible non-audit services provided above is waived, provided the following criteria are satisfied:

1. the aggregate amount of all such services provided to the Company constitutes not more than 5 percent of the total amount of revenues paid by the Company to the independent auditor during the fiscal year in which the permissible non-audit services are provided;

2. such services were not recognized by the Company at the time of the engagement to be non-audit services; and

3. such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members or the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

Notwithstanding this de minimus exception, it is the intent of the Committee that standard practice will be to pre-approve all permissible non-audit services.

Delegation

1. The Committee may delegate to one or more designated members of the Committee who are independent directors of the Board, the authority to grant pre-approvals required herein. The decisions of any member to whom authority is delegated to pre-approve an activity hereunder shall be presented to the full Committee at each of its scheduled meetings.

2. Pursuant to the above authority, the Committee hereby delegates pre-approval authority of up to $500,000 to the Chair of the Committee for unbudgeted items. The Chair shall report the items pre-approved under this delegation of authority at the next scheduled Committee meeting.

3. The Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent auditor.

Supporting Documentation

When requested by the Committee, the independent auditor shall provide detailed supporting documentation for each service provided hereunder.
Appendix A

Audit Services

The following audit services are subject to pre-approval by the Audit Committee.

• Financial Statement Audit — Statutory audits or financial audits for the Company, and subsidiaries and affiliates thereof.

• Regulatory Financial Filings — Services related to 1933 and 1934 Act filings with the SEC (e.g., registration statements, and current and periodic reports), including issuance of comfort letters, review of documents, consents, and assistance in responding to SEC comment letters.

• Attest Services Required by Statute or Regulation — Attestation services required by statute or regulation including, without limitation, the report on the entity’s internal controls as specified in Section 404 of the Sarbanes-Oxley Act of 2002.

Appendix B

Audit-Related Services

The following audit-related services are subject to pre-approval by the Audit Committee.

• Employee Benefit Plan Audits — Audit of pension and other employee benefit plans.

• Financial Due Diligence — Assistance in financial due diligence with respect to pre- and post-business combinations, including review of financial statements, financial data and records, and discussions with Company or counter-party finance and accounting personnel regarding, among other things, purchase accounting issues.

• Application and General Control Reviews — Review of information technology and general controls related to specific applications, including overall general computer controls, excluding those that are a part of the financial statement audit.

• Consultations regarding GAAP — Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies.

• Attestation — Attestation and agreed-upon procedures engagements not required by statute or regulation.

• Other Audits — Subsidiary, equity investee or other related entity audits or audits of pools of assets not required by statute or regulation that are incremental to the audit of the consolidated financial statements.
Appendix C

Tax Services

The following tax services are subject to pre-approval by the Audit Committee.

• Federal and State Tax Compliance — Preparation and/or review of tax returns, including sales and use tax, excise tax, income tax, and property tax. Consultation regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the Company.

• International Tax Compliance — Preparation and review of income, local, VAT, and GST tax returns. Consultation regarding appropriate handling of items on the returns, required disclosures, elections and filing positions available to the Company. Preparation or review of U.S. filing requirements for foreign corporations.

• Federal and State Tax Consulting — Assistance with tax audits. Responding to requests from the Company’s tax organization regarding technical interpretations, applicable laws and regulations, and tax accounting. Tax advice on mergers, acquisitions, and restructurings.

• International Tax Consulting — Assistance with tax examinations. Advice on various matters including foreign tax credit, foreign income tax, tax accounting, foreign earnings and profits, U.S. treatment of foreign subsidiary income, VAT, GST, excise tax or equivalent taxes in the jurisdiction. Tax advice on restructurings, mergers and acquisitions.

• Transfer Pricing — Advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Company to comply with taxing authority documentation requirements regarding royalties and inter-company pricing and assistance with tax exemptions.

• Customs and Duties — Compliance reviews and advice on compliance in the areas of tariffs and classification, origin, pricing, and documentation. Assistance with customs audits.

• Expatriate Tax Services — Preparation of individual income tax returns, advice on impact of changes in local tax laws and consequences of changes in compensation programs or practices.

• Executive Tax Services for Calendar Year 2003 Only — Preparation of individual income tax returns, and advice on impact of changes in federal, state and local tax laws.

Appendix D

Permissible Non-Audit Services

The following permissible non-audit services are subject to pre-approval by the Audit Committee.

• Assistance with preparation of statutory financial statements

• Assistance with filing of statistical information with governmental agencies

• Accounting research software license
Exhibit 1

Prohibited Services

The independent auditor shall be prohibited from performing the following services:

• Bookkeeping or other services related to the accounting records or financial statements of the audit client;

• Financial information systems design and implementation;

• Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

• Actuarial services;

• Internal audit outsourcing services;

• Management functions or human resources;

• Broker or dealer, investment adviser, or investment banking services;

• Legal services and expert services unrelated to the audit; and

• Any other service that the Board determines, by regulation, is impermissible.

Marathon Oil Corporation
5555 San Felipe Road
Houston, TX 77056